Exhibit 4.1

CPI CG Inc.,
as the Issuer,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Notes Collateral Agent

8.625% Senior Secured Notes due 2026

INDENTURE

Dated as of March 15, 2021

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EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture to Add Guarantors
EXHIBIT C	Form of Pari Passu Intercreditor Agreement

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INDENTURE dated as of March 15, 2021, by and between CPI CG INC. (the “Issuer”), CPI CARD GROUP, INC. a Delaware corporation (“Holdings”), the other GUARANTORS party hereto from time to time and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $310,000,000 aggregate principal amount of its 8.625% Senior Secured Notes due 2026 on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date.

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer, and (ii) to make this Indenture a valid agreement of the Issuer have been done; and

WHEREAS, the Notes will be guaranteed and secured by the Collateral on a senior secured basis by Holdings and each of the Issuer’s existing and future Wholly Owned Domestic Subsidiaries (other than any Excluded Subsidiary) that guarantee the Issuer’s obligations under the ABL Credit Agreement or any Credit Facility (other than the ABL Credit Agreement) having an aggregate principal amount in excess of the greater of $20.0 million and 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.        Definitions.

“ABL Collateral Agent” means such agent or trustee as is designated as such by ABL Secured Parties pursuant to the terms of the ABL-Notes Intercreditor Agreement and the ABL Documents.

“ABL Collateral Agreement” means that certain guaranty and security agreement among the Issuer, the Guarantors and the ABL Collateral Agent.

“ABL Collateral Documents” means the ABL Collateral Agreement, the Intercreditor Agreements, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the ABL Collateral Agent or any other holders of ABL Obligations, for purposes of securing the ABL Obligations (including any Guarantees thereof), the ABL Collateral Documents and the ABL Credit Agreement, as the same may be amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of March 15, 2021, by and among the Issuer, the Guarantors from time to time party thereto, either as a borrower, if such Guarantor owns any borrowing base assets, or as a guarantor, the administrative agent and collateral agent, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any last-out term loan facility, any hedging and cash management obligations constituting Indebtedness thereunder, and any guarantees, collateral documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such ABL Credit Agreement or one or more successors to the ABL Credit Agreement or one or more new credit agreements.

“ABL Documents” means the ABL Credit Agreement, the ABL Collateral Documents and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the ABL Collateral Agent and each guarantee by any Grantor of any or all of the ABL Obligations.

“ABL Obligations” means the obligations arising under or other obligations secured pursuant to the ABL Documents.

“ABL Priority Collateral” shall mean all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws), would be ABL Priority Collateral):

(1)	all accounts, other than accounts which constitute identifiable proceeds of Notes Priority Collateral;

(2)	cash, money and cash equivalents;

(3)	all (x) deposit accounts (other than Notes Priority Accounts) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments properly held therein, including intercompany indebtedness between or among the Issuer and its Restricted Subsidiaries, to the extent owing in respect of ABL Priority Collateral, (y) securities accounts (other than Notes Priority Accounts), security entitlements and securities credited to such a securities account (other than Capital Stock) and (z) commodity accounts (other than Notes Priority Accounts) and commodity contracts credited thereto, and, in each case, all cash, money, cash equivalents, checks and other property properly held therein or credited thereto (other than Capital Stock); provided, however, that to the extent that identifiable proceeds of Notes Priority Collateral are deposited in any such deposit accounts or securities accounts, such identifiable proceeds shall be treated as Notes Priority Collateral;

(4)	all inventory;

(5)	to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all documents, general intangibles (including all rights under contracts), instruments (including promissory notes), chattel paper (including tangible chattel paper and electronic chattel paper), intellectual property, tax refunds and commercial tort claims; provided that to the extent any of the foregoing also relates to Notes Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)	to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; provided that to the extent any of the foregoing also relates to Notes Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7)	all books and records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral); and

(8)	all collateral security and guarantees, products or proceeds of or with respect to any of the foregoing items referred to in the preceding clauses (1) through (7) constituting ABL Priority Collateral and all cash, money, cash equivalents, insurance proceeds (including business interruption insurance proceeds), instruments, securities and financial assets received as proceeds of any of the foregoing items referred to in the preceding clauses (1) through (7) and this clause (8) constituting ABL Priority Collateral (“ABL Priority Proceeds”).

“ABL-Notes Intercreditor Agreement” means (i) the intercreditor agreement among the Notes Collateral Agent, the ABL Collateral Agent, and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Indenture, (ii) any replacement or other intercreditor agreement that contains terms not materially less favorable, taken as a whole, to holders of the Notes than the intercreditor agreement referred to in clause (i) (as determined by the Issuer in good faith) or (iii) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a criss-crossing basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens (as determined by the Issuer in good faith).

“Acceptable Intercreditor Agreement” means an intercreditor agreement expressly contemplated by this Indenture between the Notes Collateral Agent and one or more Persons or representatives of Persons (other than Holdings or any of its Subsidiaries) benefitting from a permitted Lien on any Collateral containing customary terms and conditions for comparable transactions (as reasonably determined by the Issuer in an Officer’s Certificate delivered to the Notes Collateral Agent certifying to that effect).

“Acquired Debt” means, with respect to any specified Person:

(i)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(ii)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Additional Notes Priority Liens” means, with respect to Pari Passu Indebtedness, the liens securing such indebtedness ranking pari passu with the Note Liens.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value (discounted semi-annually) at such Redemption Date of (i) the redemption price of such Note at March 15, 2023 (such redemption price being set forth in the table appearing in Section 5.7), plus

(3)	all required interest payments due on such Note through March 15, 2023 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date (or in the case of a satisfaction and discharge, as of the date that redemption funds are deposited with the Trustee) plus 50 basis points, over (b) the then outstanding principal amount of such Note.

The Issuer shall determine the Applicable Premium and the Trustee shall have no duty to verify any such determination.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory and equipment in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 3.9 and/or the provisions described in Section 4.1 and not by the provisions of the Asset Sale covenant; or

(2)	the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries (in each case, other than Preferred Stock).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than the greater of $5.0 million and 10% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(2)	a sale, lease, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to any Restricted Subsidiary of the Issuer;

(4)	the sale, lease, conveyance or other disposition of (x) worn out, obsolete or damaged assets or (y) other equipment, inventory, assets or accounts receivable that are no longer material, used or useful to the business of the Issuer or its Restricted Subsidiaries, in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	the sale or other disposition of the Capital Stock or property or assets of any Unrestricted Subsidiary;

(7)	a Restricted Payment that does not violate the covenant described in Section 3.3, a Permitted Investment or a Permitted Lien;

(8)	any exchange of property pursuant to Section 1031 of the Code for use in a Permitted Business;

(9)	(a) the license or sublicense of intellectual property or other general intangibles and the sale, lease, sublease, assignment, license or sublicense of products, services, accounts receivable or other property (x) in the ordinary course of business or (y) which do not materially interfere with the business of the Issuer and any of its Restricted Subsidiaries, taken as a whole, determined in good faith by the Issuer or (b) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of a member of the senior management or Board of Directors of the Issuer are not material to the conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(10)	the lease, assignment or sublease of any personal property in the ordinary course of business or dispositions and/or terminations in the ordinary course of business of leases, subleases, licenses or sublicenses;

(11)	the sale or disposition of any assets or property received as a result of foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(12)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case, in the ordinary course of business;

(13)	any disposition governed by and effected in compliance with the covenant described in Section 4.1;

(14)	the sale, lease, conveyance or other disposition of inventory in the ordinary course of business;

(15)	the settlement, termination or unwinding of any Hedging Obligations;

(16)	(a) any release or surrender of contract rights or (b) the settlement, release, recovery on or surrender of contract rights or other litigation claims in the ordinary course of business;

(17)	(a) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (b) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (c) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(18)	a transfer of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements;

(19)	foreclosures, condemnation, expropriation, damage, destruction or any similar action on assets of the Issuer or any of its Restricted Subsidiaries or the creation of a Lien not prohibited by this Indenture (but not the sale of property subject to a Lien);

(20)	the disposition of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(21)	dispositions in a sale and leaseback transaction; and

(22)	any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice.

“Available Excluded Contribution Amount” means, at any time (the “Available Excluded Contribution Reference Time”), an amount equal to, without duplication, the aggregate amount of cash, together with the Fair Market Value of any Cash Equivalents, marketable securities or other property received by the Issuer or a Restricted Subsidiary (other than amounts received from the Issuer or any other Restricted Subsidiary) from contributions in respect of, or issuance of, Qualified Capital Stock of the Issuer or any Capital Stock of any Parent Entity, in each case during the period from and including the Business Day immediately following the Issue Date through and including the Available Excluded Contribution Reference Time, and excluding the aggregate amount of any Permitted Investments and Restricted Payments made by the Issuer or its Restricted Subsidiaries in reliance on the Available Excluded Contribution Amount.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal or state law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company managed by the member or the members, the managing member or members or any controlling committee of managing members thereof;

(4)	with respect to a limited liability company managed by a manager or managers, the manager or managers and any controlling committee of managers; and

(5)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to the sum of (A) 75% of the net book value of all inventory, plus (B) 85% of the net book value of accounts receivable, in each case, of the Issuer and its Restricted Subsidiaries in accordance with GAAP, as of the most recently ended fiscal quarter for which consolidated financial statements are available (which may, at the Issuer’s election, be internal financial statements) immediately preceding the date of determination and measured as of the date of incurrence or establishment of commitments (at the Issuer’s election). The Borrowing Base shall be calculated on a pro forma basis to include any accounts receivable, inventory, unbilled receivables and billings owned by an entity that is to be merged with or into the Issuer or a Restricted Subsidiary or is to become a Restricted Subsidiary on the date of determination.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that, notwithstanding the foregoing or anything else herein to the contrary, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016, or any other changes in GAAP subsequent to the Issue Date be considered a capital lease for purposes of this definition.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Issuer operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Parent Entity, the Issuer or its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Affiliates or immediate family members), and related benefits and/or

(1)	conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities, including readily marketable obligations, issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States of America (provided that the full faith and credit of the United States of America is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, money market or demand deposit accounts, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the ABL Credit Agreement or with any nationally or state chartered commercial bank or any branch or agency of a foreign bank licensed to conduct business in the United States having combined capital and surplus of not less than $250,000,000;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	short-term commercial paper having a rating of P-1 (or higher) from Moody’s or A-1 (or higher) from S&P and, in each case, maturing within 12 months after the date of acquisition;

(6)	marketable short-term money market and similar securities having a rating of at least P-1 from Moody’s or A-1 from S&P and, in each case, maturing within 12 months after the date of creation thereof;

(7)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(8)	(a) euro, or any national currency of any participating member of the EMU or any national currency of the United Kingdom or Canada or (b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(9)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition; and

(10)	in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (8) above; provided that such amounts are converted into any currency listed in clauses (1) and (8) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses of this definition above or clause (a) in this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, trade finance services, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, to any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act, respectively) other than to one or more Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)	the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any “person” or “group” (as defined above), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares; or

(4)	Holdings consolidates with, amalgamates or merges with or into, any Person (other than to one or more Permitted Holders), or any Person (other than to one or more Permitted Holders) consolidates with, amalgamates or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person, measured by voting power rather than number of shares (immediately after giving effect to such issuance);

provided that (i) if any “person” or “group” includes one or more Permitted Holders, the issued and outstanding Capital Stock of a Parent Entity or the Issuer directly or indirectly owned by the Permitted Holders that are part of such “person” or “group” shall not be treated as being owned by such “person” or “group” for purposes of determining whether clause (3) of this definition is triggered, and (ii) a “person” or “group” shall not be deemed to beneficially own the Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such other Person’s parent having a majority of the aggregate votes on the board of directors of such other Person’s parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Issuer becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company or any ultimate parent holding company immediately following that transaction are substantially the same as the holders immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding (i) a holding company satisfying the requirements of this sentence and (ii) one or more Permitted Holders is the Beneficial Owner, directly or indirectly, of Voting Stock representing 50% or more of the voting power of the Voting Stock of such holding company. For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a merger or consolidation between or among the Issuer and any Guarantor or the transfer of assets between or among the Issuer and any Guarantor and (2) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning assigned to such term in this Indenture.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of the Issuer or any Guarantor, whether real, personal or mixed securing or purported to secure any Obligations, other than Excluded Assets.

“Collateral Agreement” means the Collateral Agreement to be dated as of the Issue Date, by and between the Issuer, the Guarantors and the Notes Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Requirement” means, at any time on or after the Issue Date, the requirement that, subject to the Intercreditor Agreements:

(1)	the Notes Collateral Agent shall have received each Notes Collateral Document required to be delivered on the Issue Date pursuant to Section 12.1 hereof or from time to time pursuant to Section 3.14 hereof, subject to the limitations and exceptions of this Indenture and the Notes Collateral Documents, duly executed by the Issuer and each Guarantor party thereto;

(2)	the Obligations and the Guarantees shall have been secured pursuant to the Collateral Agreement by a first-priority perfected security interest in all Capital Stock (i) of the Issuer and (ii) each Restricted Subsidiary directly owned by the Issuer or any Guarantor, subject to exceptions and limitations otherwise set forth in this Indenture and the Notes Collateral Documents (to the extent appropriate in the applicable jurisdiction) (and the Notes Collateral Agent or its bailee shall have received certificates, documents or title or other instruments representing all such Capital Stock (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(3)	all Pledged Intercompany Debt that is evidenced by a promissory note shall have been delivered to the Notes Collateral Agent or its bailee pursuant to the Collateral Agreement and the Notes Collateral Agent or its bailee shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(4)	the Obligations and the Guarantees shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of the Issuer and each Guarantor (including Capital Stock, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Notes Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Notes Collateral Documents;

(5)	With respect to any (a) Material Real Property Asset owned on the Issue Date, the Issuer or Guarantor, as the case may be, with respect thereto shall, within 90 days of the Issue Date or (b) other real property constituting Material Real Property Assets which is acquired by Issuer or any Guarantor after the Issue Date, the Issuer or such Guarantor, as the case may be, shall within 90 days of the acquisition thereof (or such longer period as to which the ABL Collateral Agent may agree with respect to the ABL Credit Agreement), deliver to the Notes Collateral Agent:

(i)        an Officer’s Certificate confirming (i) that counterparts of the Mortgage with respect to the applicable Material Real Property Assets have been duly executed, acknowledged and delivered to the Notes Collateral Agent and have been filed or recorded in the filing or recording offices in each jurisdiction in which each Mortgaged Property is located in order to create a valid first and subsisting Lien on the collateral described therein in favor of the Notes Collateral Agent for the benefit of the Notes Collateral Agent, the Trustee and the Holders, subject only to Permitted Liens; provided, however, that with respect to Mortgaged Property located in jurisdictions that have documentary stamp taxes, intangible taxes or mortgage recording taxes, the Notes Collateral Agent’s right to recover against the Mortgaged Property shall be limited to not more than 110% of the Fair Market Value of the Mortgaged Property in order to limit any documentary stamp taxes, intangible taxes and mortgage recording taxes due in respect of the recording of the Mortgage, and (ii) that all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities;

(ii)      an Officer’s Certificate confirming that it has delivered to the Notes Collateral Agent to the extent available for a commercially reasonable cost, fully paid lender’s mortgagee title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in an amount not to exceed 110% of the fair market value of the applicable Mortgaged Property, issued, by First American Title Insurance Company or any other title insurer consistent with that which is delivered to the ABL Collateral Agent with respect to a corresponding requirement under the ABL Credit Agreement, insuring the applicable Mortgage to be valid first and subsisting Liens on the property described herein, free and clear of all Liens, excepting only Permitted Liens; and

(iii)     an Officer’s Certificate confirming that it has delivered to the Notes Collateral Agent an existing or new survey of such Mortgaged Property in such form as shall be required by the applicable title company to issue the so called comprehensive and other survey related endorsements and to remove the standard survey exceptions from the Mortgage Policies with respect to such Mortgaged Property, and

(6)	except as otherwise contemplated by this Indenture or any Notes Collateral Document, all certificates, agreements, documents and instruments, including UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Notes Collateral Documents, applicable law or reasonably requested by the Notes Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Notes Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Notes Collateral Documents and the other provisions of the term “Collateral Requirement,” shall have been filed, registered or recorded with copies delivered to the Notes Collateral Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Notes Collateral Document to the contrary:

(a)	the foregoing definition will not require the perfection of security interests in the Collateral other than by: (i) “all asset” filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s); (ii) filings in (A) the United States Patent and Trademark Office with respect to any U.S. registered or applied for patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to U.S. copyright registrations, in the case of each of (A) and (B), constituting Collateral; (iii) Mortgages with respect to Material Real Property Assets and fixtures with respect to such real property not constituting Collateral; and (iv) delivery to the Notes Collateral Agent to be held in its possession of all Collateral consisting of (A) certificates representing pledged equity, and (B) all promissory notes and other instruments constituting Collateral; provided that promissory notes and instruments having an aggregate principal amount equal or less than $5,000,000 need not be delivered to the Notes Collateral Agent;

(b)	the foregoing definition shall not require any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control;

(c)	no actions (i) outside of the United States with respect to any assets located outside of the United States, (ii) in any non-U.S. jurisdiction or (iii) required by the laws of any non-U.S. jurisdiction shall be required to be taken to create, perfect or maintain any security interest or otherwise; or

(d)	no actions shall be required to be taken with respect to perfecting a Lien with respect to letters of credit, letter-of-credit rights, commercial tort claims, chattel paper, fixtures not subject to a Mortgage or assets subject to a certificate of title or similar statute (in each case, other than the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters.

“Consolidated EBITDA” means, for any period, with respect to the Issuer and its Restricted Subsidiaries, (a) the Consolidated Net Income for such period, plus (b) without duplication, to the extent deducted in computing Consolidated Net Income for such period:

(1)	expense and provision for taxes, paid or accrued, based on, or by reference to income or profits paid or accrued during such period;

(2)	the Fixed Charges for such period (including losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such Hedging Obligations, to the extent included in Fixed Charges);

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash impairment charges but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, but including, for the avoidance of doubt, non-cash compensation expenses incurred in connection with any issuance of Equity Interests to or repurchase of Equity Interests from a current or former officer, director or employee of Holdings, the Issuer or any of its Restricted Subsidiaries and non-cash restructuring charges or reserves) for such period;

(4)	transaction fees, charges and other amounts related to the Transactions or any Permitted Investment, in each case to the extent paid within six months of the closing of the Transactions or such Permitted Investment, as applicable;

(5)	extraordinary, non-recurring or unusual losses for such period;

(6)	the amount of pro forma “run rate” cost savings, operating expense reductions, operating improvements and synergies resulting from any acquisition, Investments, dispositions or any cost savings initiative or other restructuring initiative and projected by a responsible financial or accounting officer in good faith to be reasonably anticipated to be realizable within 18 months after the Issue Date or the date of such transaction or event, as the case may be; provided that, in each such case, such cost savings, operating expense reductions operating improvements and synergies (i) shall be limited to those that are factually supportable and reasonably identifiable in the good faith judgment of a responsible financial or accounting officer, (ii) shall be calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period relating to such specified transaction, net of the amount of actual benefits realized during such period from such actions and (iii) shall not exceed an aggregate amount for any such period equal to 30% of Consolidated EBITDA for such period (prior to giving effect to this clause (6));

(7)	expenses deducted in determination of Consolidated Net Income during such period and covered by indemnification or purchase price adjustments in connection with any acquisition permitted under this Indenture or any joint venture not prohibited under this Indenture, in each case to the extent actually received in cash during such period or will be received in cash within 365 days of the end of such period;

(8)	any charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);

(9)	losses on early extinguishment of Indebtedness or Hedging Obligations for such period;

(10)	expenses with respect to casualty events and charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party during such period;

(11)	the portion of any loss on any sale or disposition of fixed assets attributable to the net book value of such assets; (x) any charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement (including any 401K plan), any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement) and (y) any charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of such Person (or any Parent Entity), in each case under this clause (y), to the extent that any cash charge is funded with a capital contribution or the Net Proceeds of a sale or issuance of Qualified Capital Stock of such Person (or any Parent Entity) contributed to such Person;

(12)	the amount of any expense or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(13)	to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace whether or not then received; provided the relevant Person in good faith expects to receive such amount within the next four fiscal quarters (it being understood that, to the extent any such amount is not actually received within such fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters);

(14)	to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA for any previous period and not added back;

(15)	any amount which, in the determination of Consolidated Net Income for such period, has been included for any non cash income or non cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period);

(16)	lost earnings due to, directly or indirectly, the impact of COVID-19 not to exceed 25% of Consolidated EBITDA after giving effect to the addback permitted by this clause; provided that (i) such lost earnings are reasonably identifiable and factually supportable, and (ii) no lost earnings shall be added pursuant to this clause to the extent duplicative of any expenses or charges relating to such lost earnings that are included in any other clause of this definition of “Consolidated EBITDA”; and

(17)	any charges, fees or costs in relation to any long-term incentive plan and any interest component of pension or postretirement benefits schemes;

(18)	less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(19)	non-cash income or non-cash gains increasing such Consolidated Net Income, excluding any

(20)	non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, (ii) the accrual of revenue in the ordinary course of business and (iii) the amortization of deferred revenue, in each case, on a consolidated basis and determined in accordance with GAAP; and

(21)	the portion of any gain on any sale or disposition of fixed assets attributable to the net book value of such assets.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary (other than a Guarantor) will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer or a Guarantor by such Restricted Subsidiary (other than a Guarantor) without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Interest Expense” means, for any period, the sum of (a) all cash interest payments, in each case to the extent paid, or required to be paid, in cash and treated as interest in accordance with GAAP and the portion of rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Issuer and its Restricted Subsidiaries on a consolidated basis for such period; provided that Consolidated Interest Expense shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Debt” means, as to any Person at any date of determination, (a) the aggregate principal amount of Indebtedness of such Person outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of (i) Indebtedness for borrowed money, (ii) Capitalized Lease Obligations, and (iii) guarantee obligations of such Person in respect of Indebtedness described in the foregoing clauses (i) through (ii), but without duplication of any such amounts to the extent already included in Consolidated Net Debt of the Issuer and the Restricted Subsidiaries, minus (b) Unrestricted Cash; provided that “Consolidated Net Debt” shall be calculated to exclude any Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Issuer and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)	the Net Income (or loss) of any Person that is not the Issuer or a Restricted Subsidiary of the Issuer or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to Issuer or a Restricted Subsidiary of the Issuer (or, in the case of loss, only to the extent funded from the Issuer or a Restricted Subsidiary of the Issuer or);

(2)	solely for the purpose of calculating the Cumulative Credit, the Net Income (if positive) of any Restricted Subsidiary (other than a Guarantor) of the Issuer will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination (x) permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or (y) would be subject to any taxes payable on such dividends or similar distributions; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments received from such Restricted Subsidiary in respect of such period to the extent not already included therein;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any gain or loss from any Asset Sale or extinguishment or repayment of Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer during such period will be excluded;

(5)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any acquisition, merger, recapitalization, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date, and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction, will be excluded;

(6)	any unusual, infrequent or extraordinary loss or charge and any restructuring charges or reserves will be excluded;

(7)	non-cash expenses or charges arising from the grant, issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any stock, stock options or other equity-based awards will be excluded;

(8)	the non-cash portion of “straight-line” rent expense will be excluded;

(9)	the net unrealized gains and losses with respect to Hedging Obligations will be excluded;

(10)	any effect of any purchase accounting adjustments in connection with any Asset Acquisition, Investment or disposition and the amortization or write-off of any amounts in respect thereof, will be excluded;

(11)	any impairment charge (including any charge relating to the impairment of goodwill and other assets) and asset write-off and/or write-down and the amortization of intangibles (including software and goodwill) will be excluded;

(12)	any realized or unrealized foreign currency exchange net gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from hedge agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness) will be excluded;

(13)	the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility will be excluded; and

(14)	any unusual or extraordinary state sales tax liability expense, including any interest thereon will be excluded.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets, determined in accordance with GAAP, of the Issuer and their Subsidiaries as of the end of the most recent fiscal quarter of the Issuer for which financial statements are required to be delivered under this Indenture, with such adjustments for transactions consummated after the end of such fiscal quarter and on or prior to the determination date as are consistent with the adjustment provisions (including the adjustments that give pro forma effect) set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of the U.S. dollar equivalent of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Issuer and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of the U.S. dollar equivalent of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Issuer and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Indebtedness for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the ABL Credit Agreement, (ii) all Indebtedness consisting of loans and obligations under letters of credit, in each case, to the extent otherwise included therein, (iii) the current portion of interest, and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Issuer or any Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (y) fluctuations in currency exchange rates or (z) the effects of acquisition method accounting.

“Credit Facilities” means (i) one or more debt facilities, including, without limitation, the ABL Credit Agreement or other financing arrangements (including, without limitation, commercial paper facilities or indentures), in each case, providing for revolving credit loans, term loans, notes, bonds, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, that is designated from time to time by the Issuer as a “Credit Facility” and as amended, modified, restated, renewed, increased, supplemented, extended, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time; (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (iii) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, amended and restated, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time whether with the original lenders or otherwise. The ABL Credit Agreement hereby is designated by the Issuer as a Credit Facility.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of Holdings, the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-cash Consideration.

“Discharge” means, with respect to any Collateral, the date on which such Obligations are no longer secured by such Collateral. The term “Discharged” shall have a corresponding meaning.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is puttable or exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.3. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state or commonwealth of the United States or under the laws of the District of Columbia.

“ECF Percentage” means, with respect to the calculation of the Excess Cash Flow Offer Amount with respect to any fiscal year of the Issuer, if the Total Secured Leverage Ratio (prior to giving effect to the applicable offer to repurchase with such Excess Cash Flow Offer Amount) as of the end of such fiscal year is

(1)	greater than 4.50 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, 25% of Excess Cash Flow for such fiscal year, and (c) less than or equal to 4.00 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (A) an offer and sale of Equity Interests of the Issuer (other than Disqualified Stock) or Equity Interests of a direct or indirect parent entity of the Issuer (other than Disqualified Stock and other than to the Issuer or a Subsidiary of Issuer) to the extent that the net proceeds therefrom are contributed to the common equity capital of Issuer or (B) the purchase or other acquisition, by merger, consolidation or otherwise, of a majority of Capital Stock of the Issuer or a Parent Entity by any publicly traded special purpose acquisition company, targeted acquisition company or any entity similar to, or successor of, the foregoing following (or any subsidiary thereof).

“Excess Cash Flow” means, for any period, an amount expressed in U.S. dollars equal to the excess of:(a) the sum, without duplication, of:

(i)	Consolidated Net Income for such period;

(ii)	an amount equal to the amount of all non-cash charges, expenses, losses to the extent deducted in arriving at such Consolidated Net Income (other than those set forth in clause (iv) below);

(iii)	decreases in Consolidated Working Capital for such period; and

(iv)	an amount equal to the aggregate net non-cash loss on dispositions by the Issuer and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b) the sum, without duplication, of:

(i)	an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (14) of the definition of Consolidated Net Income (other than cash charges in respect of costs and expenses relating to the Notes and the ABL Credit Agreement paid on or about the Issue Date to the extent financed with the proceeds of Indebtedness incurred on the Issue Date),

(ii)	without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures made in cash or accrued during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of the Issuer or its Restricted Subsidiaries;

(iii)	the aggregate amount of all principal payments of Indebtedness (other than the payment prior to its stated maturity of any Subordinated Indebtedness of the Issuer and its Restricted Subsidiaries) of the Issuer and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capital Lease Obligations, (B) the amount of any mandatory prepayment of Indebtedness or any offer to purchase Indebtedness with the Net Cash Proceeds from an event of the type specified in Section 3.5 to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other voluntary prepayments of Indebtedness made during such period (other than in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of other Indebtedness of the Issuer or its Restricted Subsidiaries;

(iv)	an amount equal to the aggregate net non-cash gain on dispositions by the Issuer and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)	increases in Consolidated Working Capital for such period;

(vi)	cash payments by the Issuer and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Issuer and the Restricted Subsidiaries other than Indebtedness;

(vii)	without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments and acquisitions made by the Issuer and its Restricted Subsidiaries during such period pursuant to a Permitted Investment or as described in Section 3.3 (other than in respect of intercompany Investments among the Issuer and its Restricted Subsidiaries) to the extent that such Investments and acquisitions were financed with internally generated cash flow (including proceeds of any revolving credit facility) of the Issuer and its Restricted Subsidiaries;

(viii)	the amount of dividends and other Restricted Payments paid during such period pursuant to Section 3.3 to the extent such Restricted Payments were financed with internally generated cash flow (including the proceeds of any revolving credit facility) of the Issuer and its Restricted Subsidiaries;

(ix)	the aggregate amount of expenditures actually made by the Issuer and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(x)	cash payments by the Issuer and its Restricted Subsidiaries during such period in respect of non-cash charges, expenses, losses included in the calculation of Consolidated Net Income in any prior period;

(xi)	the aggregate amount of any premium (including any Applicable Premium), make-whole, or penalty payments actually paid in cash by the Issuer and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(xii)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Issuer or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Issuer following the end of such period; provided that to the extent the aggregate amount of internally generated cash (including loans under any revolving credit facility) actually utilized to finance such Investments or capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xiii)	the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Subsidiary” means (i) any Foreign Subsidiary, (ii) any Foreign Holdco, (iii) any Immaterial Subsidiary, (iv) any Unrestricted Subsidiary, (v) any Subsidiary that is not a Wholly Owned Domestic Subsidiary, (vi) any Captive Insurance Subsidiary, (vii) any Securitization Subsidiary and (viii) any Subsidiary of any of the foregoing.

“Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the ABL Credit Agreement) in existence on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a responsible financial officer or accounting officer of the Issuer (unless otherwise provided in this Indenture ).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this Indenture (including this definition) references to the Fixed Charge Coverage Ratio of the Issuer (and similar formulations) will be deemed to be with respect to the Fixed Charge Coverage Ratio of Issuer and its Restricted Subsidiaries, taken as whole. Similarly, for purposes of this Indenture (including this definition) references to the Fixed Charges of the Issuer (and similar formulations) will be deemed to be with respect to the Fixed Charges of the Issuer and its Restricted Subsidiaries, taken as whole.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter reference period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter reference period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made (x) in accordance with Regulation S-X under the Securities Act or (y) as determined in good faith by a responsible financial or accounting officer of the Issuer.

Notwithstanding anything in this definition or anything else to the contrary, when calculating Consolidated Total Assets, Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of the covenants described under Section 3.2, Section 3.3 and Section 3.6, as applicable, in each case in connection with a Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds therefrom), the date of determination of such Consolidated Total Assets, Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio and of any requirement that there be no Event of Default shall, at the option of the Issuer be the date the definitive agreements for such Limited Condition Transaction are entered into and such Consolidated Total Assets, Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they occurred at the beginning of the applicable four-quarter period (with respect to Consolidated EBITDA generally and as used in the Fixed Charge Coverage Ratio and the Total Secured Leverage Ratio, Total Leverage Ratio), and the end of the four-quarter reference period (with respect to Consolidated Total Assets), and, for the avoidance of doubt, (x) if the Fixed Charge Coverage Ratio, Total Secured Leverage Ratio or Total Leverage Ratio are exceeded (or are not met) as a result of fluctuations in any such ratio (including due to fluctuations in Consolidated EBITDA) or if Consolidated Total Assets or Consolidated EBITDA are reduced as a result of fluctuations in Consolidated Total Assets or otherwise at or prior to the consummation of the relevant Limited Condition Transaction, the Fixed Charge Coverage Ratio, Total Secured Leverage Ratio or the Total Leverage Ratio, as applicable, will not be deemed to have been exceeded (or not met) and such Consolidated Total Assets and Consolidated EBITDA will not be deemed to be reduced as a result of such fluctuations or otherwise solely for purposes of determining whether the Limited Condition Transaction (and the other transactions to be entered into in connection therewith) is permitted under the covenants described under Section 3.2, Section 3.3 and Section 3.6 and (y) Consolidated Total Assets, Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio and the Fixed Charge Coverage Ratio shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided that, if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transaction shall be deemed to have occurred on the date the definitive agreement is entered and outstanding thereafter for purposes of subsequently calculating any ratios and Consolidated EBITDA (but not Consolidated Total Assets) under this Indenture after the date of such agreement and before the consummation (or termination or expiration) of such Limited Condition Transaction and to the extent baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Total Assets, Consolidated EBITDA, Total Secured Leverage Ratio, Total Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Transaction) shall not reflect such Limited Condition Transaction until it is closed.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense for such period; plus

(2)	the product of (a) all dividends for such period, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable or accruing solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Foreign Holdco” means any Domestic Subsidiary if it has no material assets other than equity interests or a combination of equity interests and indebtedness of one or more CFCs.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” means the Issuer and the Guarantors.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep- well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, further, that Guarantee shall not include the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

“Guarantors” means each of:

(1)	Holdings and the Issuer’s Wholly Owned Domestic Subsidiaries existing on the Issue Date and that guarantee borrowings under the ABL Credit Agreement; and

(2)	any other Subsidiary of the Issuer that executes a Note Guarantee in accordance with the provisions of this Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

Notwithstanding the foregoing, “Guarantors” shall not include any Excluded Subsidiary unless the Issuer otherwise elects to include such Subsidiary as a guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means each Person in whose name the Notes are registered on the registrar’s books, which shall initially be the nominee of DTC.

“Immaterial Subsidiary” means as of any date, any Subsidiary that (a) has total assets with a fair market value not in excess of 5.0%, with respect to any Immaterial Subsidiary individually, or 10.0%, in the aggregate for all Immaterial Subsidiaries at any time and (b) generates revenue not in excess of 5.0%, with respect to any Immaterial Subsidiary individually, or 10.0%, in the aggregate for all Immaterial Subsidiaries at any time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit, bankers’ acceptances or other similar instruments (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services; or

(6)	representing any net Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, to the extent, as applicable, of the amount of Indebtedness covered by such Guarantee, or the lesser of the Fair Market Value of the asset or assets subject to such Lien or the principal (or accreted) amount of the Indebtedness secured by such Lien.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Cash Management Obligations;

(iii)	any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP (without giving effect to FASB 842), Sale and Leaseback Transactions or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)	obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)	in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)	for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)	obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP;

(ix)	Capital Stock;

(x)	the pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; or

(xi)	amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 4.1.

“Intercreditor Agreements” means the ABL-Notes Intercreditor Agreement, the Pari Passu Intercreditor Agreement and/or any Acceptable Intercreditor Agreement.

“Investment Grade Ratings” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof) or BBB- (or the equivalent) by S&P (or any successor to the rating agency business thereof) or if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Investment Grade Status” means any time at which the ratings of the Notes by either Moody’s (or any successor to the rating agency business thereof) or S&P (or any successor to the rating agency business thereof), or if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, are Investment Grade Ratings.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors, consultants, managers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer, as the case may be, will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 3.3. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary as applicable in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 3.3. Except as otherwise provided in this Indenture, the amount of an Investment shall be the original cost of such Investment (and will be determined at the time the Investment is made and without giving effect to subsequent changes in value) minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts deducted do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto).

“Issue Date” means March 15, 2021.

“Issuer” means the party named as such in the preamble to this Indenture and its successors and not any of its Subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof and (4) any asset sale or a disposition excluded from the definition of “Asset Sale.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material Real Property Asset” means any fee-owned real property located in the United States (i) owned by the Issuer or any Guarantor as of the Issue Date having a fair market value (as determined by the Issuer in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $5,000,000 as of the Issue Date or (ii) acquired by the Issuer or any Guarantor after the Issue Date (it being understood and agreed that any fee-owned real property owned by a Person who becomes a Guarantor after the Issue Date shall be deemed to have been acquired as of the time such Guarantor became a Guarantor for purposes of this definition) having a fair market value (as determined by the Issuer in good faith after taking into account any liabilities with respect thereto that impact such fair market value) in excess of $25,000,000 as of the date of acquisition thereof.

“Market Capitalization” means, as of any date of determination, an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of Holdings (or any successor of Holdings) on such date of determination multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns.

“Mortgages” means individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by the Issuer or any Guarantor in favor of the Notes Collateral Agent for its benefit, the benefit of the Trustee and the benefit of Holders that encumber the Material Real Property Assets.

“Mortgaged Property” means the owned Material Real Property Assets of the Issuer or any Guarantor.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Income” means, with respect to any specified Person, the net income or loss of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of:

•	the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales or brokerage commissions, and any relocation expenses incurred as a result of the Asset Sale,

•	taxes paid or payable as a result of the Asset Sale, including any such taxes paid or payable by the stockholders of the Issuer, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

•	amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility that is a revolving credit Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale,

•	any reserve for adjustment in respect of the sale price or indemnification obligations of such asset or assets established in accordance with GAAP,

•	all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale,

•	any reserve, established in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Issuer or any Restricted Subsidiary after such Asset Sale, and

•	any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided that upon the termination of that escrow, Net Proceeds will be increased by any portion of funds in the escrow that are released to the Issuer or any Restricted Subsidiary (subject to any reserves established in respect thereof).

“Net Short” means, with respect to a Holder or Beneficial Owner, as of a date of determination, either

(1)	the value of its Short Derivative Instruments exceeds the sum of the (x) value of its Notes plus (y) value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Note Liens” means the Liens securing the Notes Obligations.

“Notes Obligations” means the Obligations of the Issuer and the Guarantors pursuant to the Notes Documents.

“Notes Priority Liens” means, collectively, the Additional Notes Priority Liens and the Note Liens.

“Notes Priority Obligations” means, collectively, the Notes and Pari Passu Indebtedness secured by Notes Priority Liens.

“Non-Recourse Debt” means Indebtedness:

•	as to which none of the Issuer or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

•	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

•	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries;

provided that Non-Recourse Debt shall include Indebtedness of an Unrestricted Subsidiary which is secured by the Capital Stock of such Unrestricted Subsidiary, notwithstanding the limitations set forth above.

“Notes Collateral Agent” means U.S. Bank National Association, in its capacity as the collateral agent for the holders of the Obligations under the Indenture and Notes Collateral Documents, and any successor pursuant to the provisions of this Indenture and the Notes Collateral Documents.

“Notes Collateral Documents” means, collectively, the Collateral Agreement, the security agreements, pledge agreements, collateral assignments, and related agreements (including financing statements under the UCC of the relevant states) and each Intercreditor Agreement, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any obligations under the Notes Documents or under which rights or remedies with respect to any such Note Liens are governed.

“Notes Documents” means the collective reference to this Indenture, the Notes (including any Additional Notes) issued pursuant thereto, the Note Guarantees and the Notes Collateral Documents, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Notes Priority Accounts” means any deposit accounts or securities accounts, in each case that are intended to contain Notes Priority Collateral or identifiable proceeds of the Notes Priority Collateral (it being understood that any property in such deposit accounts or securities accounts which is not Notes Priority Collateral or identifiable proceeds of Notes Priority Collateral shall not be Notes Priority Collateral solely by virtue of being on deposit in any such deposit account or securities account).

“Notes Priority Collateral” shall mean all Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Notes Priority Collateral):

(1)	all equipment, fixtures, real property, intercompany indebtedness between or among the Issuer and its Restricted Subsidiaries, except to the extent constituting ABL Priority Collateral, and investment property (other than any Investment Property described in clauses 3(y) and 8 of the definition of ABL Priority Collateral);

(2)	except to the extent constituting ABL Priority Collateral, all instruments, intellectual property, commercial tort claims, documents and general intangibles;

(3)	Notes Priority Accounts; provided, however, that to the extent that identifiable proceeds of ABL Priority Collateral are deposited in any such Notes Priority Accounts, such identifiable proceeds shall be treated as ABL Priority Collateral;

(4)	all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds); and

(5)	all collateral security and guarantees, products or Proceeds of or with respect to any of the foregoing items referred to in the preceding clauses (1) though (4) constituting Notes Priority Collateral and all cash, money, cash equivalents, insurance proceeds, instruments, securities and financial assets received as proceeds of any of the foregoing items referred to in the preceding clauses (1) through (4) and this clause (5) constituting Notes Priority Collateral, other than the ABL Priority Collateral,

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Issuer’s offering memorandum, dated March 1, 2021, pursuant to which the Initial Notes were offered to potential purchasers.

“Officer” means, with respect to the Issuer or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Issuer or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent Entity” means any direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1)	fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)	customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3)	(x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses) and, following the first public offering of the Issuer’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of the Restricted Subsidiaries;

(4)	expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors of such Parent Entity;

(5)	amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Issuer to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries; and

(6)	amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 if made by the Issuer or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to Section 3.3 and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to Section 3.3 or pursuant to the definition of “Permitted Investments.”

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement in substantially the form attached as an exhibit to this Indenture, as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time.

“Performance References” has the meaning set forth for such term in the definition of Derivative Instrument.

“Permitted Business” means the lines of business engaged in by the Issuer or any of its Restricted Subsidiary on the Issue Date and any business related, ancillary, complementary or incidental, or necessary or appropriate for activities described above (including any reasonably related extensions or expansions thereof).

“Permitted Collateral Liens” means:

(a)	any Lien on the Collateral to secure,

•	any Indebtedness incurred pursuant to the provisions described in Section 3.2(b)(1);

•	Indebtedness incurred pursuant to the provisions described in Section 3.2(b)(3), with such Liens being limited to the assets acquired thereby;

(b)	any Lien on the Collateral that is a statutory Lien arising by operation of law; and

(c)	any Permitted Lien described in clauses (3), (4), (5), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17), (18), (20), (21), (22), (23), (26), (27), (29), (30), (31), (32), (34) and (35) of the definition of “Permitted Lien.”

“Permitted Holders” means (a) the Sponsor, any affiliates of the Sponsor (other than any of its operating portfolio companies) and then-current and former officers, directors, employees and other members of the management of the Issuer and its subsidiaries and (b) any Person with which the Sponsor forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the Sponsor beneficially owns more than 50% of the relevant voting Capital Stock beneficially owned by the group.

“Permitted Investments” means:

(1)	any Investment in the Issuer or a Restricted Subsidiary of the Issuer;

(2)	any Investment in (w) cash and Cash Equivalents, (x) accounts receivable created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (y) negotiable instruments held for collection in the ordinary course of business and (z) lease, utility or other similar deposits in the ordinary course of business;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 3.5;

(5)	any acquisition of assets or Capital Stock solely in exchange for or out of the net proceeds of the issuance of Equity Interests (other than Disqualified Stock) of the Issuer and only to the extent that the Cumulative Credit is not increased thereby;

(6)	any Investments received in settlement, satisfaction, compromise or resolution of:

(a)	obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)	judgments, foreclosure of Liens, settlement of Indebtedness, litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to officers, directors, consultants, managers and employees made in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries of the Issuer in an aggregate principal amount not to exceed $7.0 million at any one time outstanding;

(9)	repurchases of the Notes (including the Note Guarantees);

(10)	guarantees of indebtedness of the Issuer or a Restricted Subsidiary permitted under Section 3.2 and performance guarantees in the ordinary course of business;

(11)	any Investment made in connection with the purchase price adjustments, contingent purchase price payments or other earn-out obligations paid in connection with any Investment otherwise permitted under this Indenture ;

(12)	Investments consisting of (i) purchases and acquisitions of inventory, supplies, materials and equipment or licenses, (ii) pledges or deposits with respect to leases or utilities provided to third parties, (iii) loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, (iv) extensions of trade credit or advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP and endorsements for collection or deposit, in any case, in the ordinary course of business and otherwise in accordance with this Indenture, (v) loans and advances of payroll payments or other compensation to present or former officers, directors, consultants, managers and employees of any Parent Entity (to the extent such payments or other compensation relate to services provided to such Parent Entity (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Entity other than the Issuer, the Restricted Subsidiaries and/or their Subsidiaries)), the Issuer and/or any Subsidiary of the Issuer in the ordinary course of business, (vi) Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business, (vii) guarantees of obligations of suppliers, customers, franchisees and licensees of the Issuer and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, (viii) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, (ix) Investments in Subsidiaries of the Issuer in connection with internal reorganizations and/or restructurings and activities related to tax planning, (x) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business, (xi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable law;

(13)	any Investment to the extent that the consideration therefor is Capital Stock (other than Disqualified Capital Stock) of the Issuer and only to the extent that the Cumulative Credit is not increased thereby;

(14)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (x) $25.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(15)	any guarantees of operating leases or of other obligations of the Issuer or any of its Restricted Subsidiaries that do not constitute Indebtedness entered into in the ordinary course of business;

(16)	any Investments existing on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification, replacement or renewal of any such Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than (a) pursuant to the terms of such Investment or binding commitment, as the case may be as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Notes in any material respect) or (b) as otherwise permitted by this Indenture;

(17)	Investments in a Parent Entity, the Issuer, any Restricted Subsidiary, any Subsidiary of the Issuer or any Restricted Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(18)	additional Investments, in an amount equal to the Available Excluded Contribution Amount at such time;

(19)	additional Investments; provided that, after giving effect thereto on a pro forma basis, the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.00 to 1.00;

(20)	(i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(21)	Investments in (x) any Similar Businesses, (y) any Unrestricted Subsidiary and (z) any joint ventures and similar entities, in the aggregate, not to exceed the greater of $10.0 million and 20% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available, at any one time outstanding; and

(22)	purchases of inventory, supplies and materials in the ordinary course of business.

“Permitted Liens” means:

(1)	Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto or security Obligations with respect to Cash Management Obligations;

(2)	Liens in favor of the Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property, or the acquisition of the Person owning such property, by the Issuer or any Subsidiary of the Issuer (including, without limitation, Liens securing Acquired Debt); provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any assets other than those subject to such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	purchase money security interests (as defined in Article 9 of the UCC) and other Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (3) and (18) of Section 3.2(b) covering only the property, plant or equipment (including, without limitation, rental equipment purchased as inventory held for sale or lease) purchased in accordance with such clause (3) or (18), as applicable and assets reasonably related thereto and the proceeds thereof (or in the case of Capital Lease Obligations, acquired with or financed by such Indebtedness);

(7)	Liens in existence, or made pursuant to legally binding written commitments in existence, on the Issue Date (other than Liens permitted under clause (1) above) and replacements thereof encumbering only the assets subject to the Liens being replaced (and securing obligations not exceeding in aggregate amount the obligations secured on the Issue Date by such Liens being replaced);

(8)	Liens for taxes, assessments or governmental charges, claims or levies that are (i) not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor for any such Liens described in clause (ii);

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, mechanics’ Liens and other like Liens, and customary Liens retained by or granted to carriers, landlords and mechanics under the terms of agreements pursuant to which services are rendered or property is leased by such Persons to the Issuer or any of its Restricted Subsidiaries, in each case, either (a) incurred or arising in the ordinary course of business or (b) for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings;

(10)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(11)	survey exceptions, encroachments, set-back lines, encumbrances, deeds, covenants, conditions, use restrictions, easements, reservations of or rights of others affecting title to the property, licenses, rights-of-way, sewers, electric lines, water lines, gas lines, telegraph and telephone lines, storm water, and utility or other similar encumbrances, or building, zoning, land use or other restrictions as to the ownership, use or operation of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture (other than Permitted Refinancing Indebtedness that refinances Indebtedness that was initially secured under clause (24), (29) or (33) of the definition of “Permitted Liens”); provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)	Liens arising from precautionary filing of Uniform Commercial Code financing statements in connection with operating leases or purchase or consignment of goods;

(17)	Liens in favor of a banking institution arising as a matter of law encumbering deposits (including, without limitation, rights of set-off and credit balances) with respect to deposit accounts (as defined under the Uniform Commercial Code) that are within the general parameters customary to the banking industry;

(18)	judgment Liens incurred as a result of a judgment by a court of competent jurisdiction that does not otherwise give rise to an Event of Default under this Indenture, so long as (x) such Liens are adequately bonded and (y) any appropriate legal proceedings which may have been duly initiated for the appeal or review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(19)	Liens arising in connection with a Qualified Securitization Financing or Receivables Facility;

(20)	Liens on Equity Interests deemed to exist in connection with any options, put and call agreements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries under this Indenture ;

(21)	Liens on any assets held by a trustee (i) under any indenture or other debt instrument where the proceeds of the securities issued thereunder are held in escrow pursuant to customary escrow arrangements pending the release thereof and (ii) under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(22)	pledges or deposits made in the ordinary course of business to secure liability insurance carriers and Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(23)	pledges or deposits under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which the Issuer or any Subsidiary of the Issuer is a party;

(24)	[reserved];

(25)	Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary;

(26)	Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(27)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(28)	Permitted Collateral Liens, including Liens created under the Notes Collateral Documents;

(29)	Liens incurred by the Issuer or any of its Restricted Subsidiaries; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (29), shall not exceed the greater of (x) $25.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(30)	Liens (a) upon specific items of inventory or other goods and equipment purchased by the Issuer or its Restricted Subsidiaries in the ordinary course of business in favor of the vendors thereof or (b) to secure contractual payments (contingent or otherwise) payable by the Issuer or any of its Restricted Subsidiaries to a seller after the consummation of an acquisition of a product, business, license or other asset; provided such Liens secure only such product, business, license or other asset;

(31)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture ;

(32)	any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture, minority investment or similar arrangement pursuant to any joint venture, shareholder, investor rights or similar agreement;

(33)	[reserved];

(34)	Liens on the assets of any Non-Guarantor Restricted Subsidiary (or the Capital Stock thereof) securing Indebtedness of any Non-Guarantor Restricted Subsidiary; and

(35)	Liens securing Indebtedness and other Obligations permitted under Section 3.2; provided that with respect to liens securing Indebtedness or other Obligations permitted under this clause secured by the Collateral, at the time of incurrence and after giving pro forma effect thereto, the Total Secured Leverage Ratio would be no greater than 5.00 to 1.00.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries that Refinances other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all penalties, fees, costs and expenses, including premiums and underwriting discounts and commissions, incurred in connection with such Refinancing) plus an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing;

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; and

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock Issuer, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Intercompany Debt” means all debt owing to the Issuer or any Guarantor from any Restricted Subsidiary.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holders of other Capital Stock issued by such Person.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Issuer or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

“Receivables Assets” means (a) any accounts receivable owed to the Issuer or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Issuer or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Issuer or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Issuer and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this Indenture.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including successively. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulated Bank” means (x) an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) to the extent that (1) all of the Capital Stock of such Affiliate is directly or indirectly owned by either such Person set forth in clause (x) or (II) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Related Taxes” means, without duplication, (1) any franchise or similar taxes (other than, in each case, U.S. federal, state, local, non-U.S. or other taxes imposed on or measured by income or net income and federal, state, local, or other withholding taxes imposed by any government or other taxing authority on payments made by any Parent Entity) required to be paid by any Parent Entity (a) to maintain its corporate existence or (b) by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Issuer or any of the Issuer’s Subsidiaries) and (2) if and for so long as the Issuer is a member of a group filing a consolidated, combined, affiliated, unitary, or similar tax return with any Parent Entity, any U.S. federal, state, or local taxes measured by income for which such Parent Entity is liable up to an amount not to exceed, with respect to U.S. federal taxes, the amount of any such taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis as if the Issuer had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) consisting only of the Issuer and its Subsidiaries, or with respect to state and local taxes, the amount of any such taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary, or affiliated basis as if the Issuer had filed a consolidated, combined, unitary, or affiliated tax return on behalf of such a group consisting only of the Issuer and its Subsidiaries; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to the Issuer or any Restricted Subsidiary for such purpose.

“Replacement Assets” means, on any date, property or assets (other than current assets that are not purchased accounts receivable) of a nature or type or that are used or useful in a Permitted Business (or an Investment in a Permitted Business), which shall include the controlling or majority equity interest in any Person engaged in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any direct or indirect Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns.

“Screened Affiliate” means any Affiliate of a holder (i) that makes investment decisions independently from such holder and any other Affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other Affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such holder or any other Affiliate of such holder that is acting in concert with such holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other Affiliate of such holder that is acting in concert with such holders in connection with its investment in the Notes.

“SEC” means U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Issuer or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Issuer in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, and all obligations of such Person under the Notes, any Credit Facility or any other Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including accrued and unpaid interest, if any; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to any Subsidiary or Affiliate of such Person;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities); or

(4)	any Subordinated Indebtedness.

“Senior Lien Obligations” means, collectively, the ABL Obligations and the Notes Priority Obligations.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, in each case, when measured against the consolidated, combined assets and operations of the Issuer and its Subsidiaries.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any associates on the Issue Date, (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Sponsor” means Parallel49 Equity, ULC, Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such person, as the case may be, pursuant to a written agreement to that effect executed by the holder of such Subordinated Indebtedness. No Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

(2)	any partnership, joint venture, limited liability company or similar entity of which:

(a)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)	such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or

(3)	at the election of the Issuer, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that is subject to a Note Guarantee; provided that upon the release or discharge of such Subsidiary of the Issuer from its obligations under its Note Guarantee in accordance with this Indenture or the Notes Collateral Documents, such Subsidiary ceases to be a “Subsidiary Guarantor.” For the avoidance of doubt, no Excluded Subsidiary shall be a Subsidiary Guarantor unless the Issuer otherwise elects to cause such Subsidiary to be a Subsidiary Guarantor.

“Total Leverage Ratio” means with respect to any Person, as of any date of determination, the ratio of (1) the aggregate principal amount of Consolidated Net Debt of such Person and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated EBITDA of such Person measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Total Secured Leverage Ratio” means with respect to any Person, as of any date of determination, the ratio of (1) the aggregate principal amount of Consolidated Net Debt secured by a Lien on the Collateral as of such date of such Person and its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) to (2) Consolidated EBITDA of such Person measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of such Person are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition, Investment or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Transactions” means, collectively, (i) the execution and delivery of this Indenture and related documentation, the issuance of the Notes offered hereby and the use of the proceeds thereof, (ii) the closing of the ABL Credit Agreement (including the initial borrowings thereunder and the use of the proceeds thereof) and (iii) payment of fees, commissions and expenses in connection with the foregoing.

“Treasury Rate” means, as of any date of determination, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date (or in the case of a satisfaction and discharge, as of the date that redemption funds are deposited with the Trustee)) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 as of the applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the Redemption Date to March 17, 2023; provided, however, that if the period from the Redemption Date to March 17, 2023, is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 17, 2023, is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. In each case, the Issuer or its agent shall obtain the Treasury Rate.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Cash” means, as of any date of determination, the sum of (x) unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries plus (y) cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries that are subject to Liens in favor of the obligations under the ABL Credit Agreement or any other Credit Facility (which may include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the collateral securing the ABL Credit Agreement), in each case of clauses (x) and (y) as determined as of such date, on a consolidated basis and in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors of the Issuer, as the case may be, as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt; or

(2)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than through the pledge of Equity Interests in such Unrestricted Subsidiary).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which is owned by the Issuer or a Guarantor.

Section 1.2.        Other Definitions.

Term	Defined in Section
“Action”	12.7(v)
“Additional Notes”	Recitals
“Additional Restricted Notes”	2.1(b)
“Advance Offer”	3.5(d)
“Advance Portion”	3.5(d)
“Affiliate Transaction”	3.8
“Agent Members”	2.1(e)(2)
“Alternate Offer”	3.9
“Alternate Offer Price”	3.9
“Asset Sale Offer”	3.5(b)(1)
“Authenticating Agent”	2.2(c)
“CERCLA”	12.7(q)
“Change of Control Offer”	3.9(a)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Covenant Defeasance”	8.3
“Cumulative Credit”	3.3(a)(3)
“Defaulted Interest”	2.15
“Directing Holder”	6.1(a)
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Cash Flow Offer”	3.21
“Excess Cash Flow Offer Amount”	3.21
“Excess Proceeds”	3.5(d)
“Financial Reports”	3.10(a)
“Global Notes”	2.1(b)
“Guaranteed Obligations”	10.1
“Increased Amount”	3.6
“Incurrence-Based Amounts”	3.2(a)
“Initial Default”	6.1(a)
“Initial Notes”	Recitals
“Issuer Order”	2.2(b)
“Judgment Currency”	13.9

Term	Defined in Section
“LCT Election”	1.4(e)
“LCT Public Offer”	1.4(e)
“LCT Test Date”	1.4(e)
“Legal Defeasance”	8.2
“Legal Holiday”	13.6
“Noteholder Direction”	6.1(f)
“Notes Register”	2.3
“Notice of Default”	7.2(f)
“Offer Amount”	5.9
“Offer Period”	5.9
“Other Guarantee”	10.2(b)(5)
“Payment Default”	6.1(a)(5)(i)
“Permanent Regulation S Global Note”	2.1(b)
“Permitted Debt”	3.2(b)
“Position Representation”	6.1(f)
“Purchase Date”	5.9
“Ratio Indebtedness”	3.2(a)
“Recipients”	3.10(a)
“Redemption Date”	5.7(a)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Related Person”	12.7(b)
“Reporting Default”	6.1(b)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Reversion Date”	3.20
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Second Commitment”	3.5(b)(5)
“Secure Website”	3.10(a)
“Security Document Order”	12.7(r)
“Special Interest Payment Date”	2.15(a)
“Special Record Date”	2.15(a)
“Specified Offer”	5.9
“Surviving Entity”	4.1(a)(1)
“Suspended Covenants”	3.20
“Suspension Period”	3.20
“Temporary Regulation S Global Note”	2.1(b)
“Verification Covenant”	6.1(f)

Section 1.3.        UCC. Unless otherwise defined in this Indenture, terms defined in Article 8 or 9 of the UCC are used in this Indenture as such terms are defined in such Article 8 or 9.

Section 1.4.        Rules of Construction.

(a)            Unless the context otherwise requires:

(1)            a term has the meaning assigned to it;

(2)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            “or” is not exclusive;

(4)            “including” means including without limitation;

(5)            words in the singular include the plural and words in the plural include the singular;

(6)            “will” shall be interpreted to express a command;

(7)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8)            the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)            all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)          except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(12)          unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b)           Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

(c)           Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Restricted Subsidiaries.

(d)            Any calculation or measure that is determined with reference to the Issuer’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Issuer.

(e)            When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Issuer.

(f)            For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Article II

THE NOTES

Section 2.1.        Form, Dating and Terms.

(a)            The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $310,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Sale Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(A)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)	the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)	whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)           The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believe to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs and purchasers in reliance on Regulation S in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S initially will be represented by temporary global notes in registered, global form without interest coupons (each, a “Temporary Regulation S Global Note”). Each Temporary Regulation S Global Note will be exchangeable for a single permanent note in registered, global form (each a “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Notes, a “Regulation S Global Note”) after the expiration the “distribution compliance period” (as defined in Regulation S). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Through and including the period ending 40 days after the commencement of the offering of the Notes (the “Restricted Period”), beneficial interests in the Temporary Regulation S Global Note may only be held through Euroclear and Clearstream (as indirect participants in DTC). Within a reasonable time period after the expiration of the Restricted Period, the Temporary Regulation S Global Note will be exchanged for the Permanent Regulation S Global Note upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Notes and pursuant to Regulation S as provided in this Indenture and compliance with DTC’s procedures.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account together with such information as may be reasonably required by the Trustee or Paying Agent no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof.

(d)           Restrictive and Global Note Legends.

(1)            Unless and until (a) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (b) the Issuer and the Trustee receive an Opinion of Counsel satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note and the Regulation S Global Note shall each bear the following legend on the face thereof:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) TO THE ISSUER OR ITS SUBSIDIARIES OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

(2)            Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THIS INDENTURE REFERRED TO ON THE REVERSE HEREOF.

In the case of a Regulation S Global Note: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(e)           Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1)            Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(d)(2). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(e)(4) and 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)            Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)            In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)            In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)            The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)            Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)            Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d)(1). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)            Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d)(1).

(2)            If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)            If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)            Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2.        Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile, PDF or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(a)           A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

(b)           At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $310,000,000, and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

(c)            The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

(d)           In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3.        Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

Section 2.4.        Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5.        Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6.        Transfer and Exchange.

(a)            A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)            Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto):

(1)            a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC; and

(2)            a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(3)            A registration of transfer of a Rule 144A Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.10 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c)           Transfers of Regulation S Notes.

(1)            During the Restricted Period, a Regulation S Note or a beneficial interest therein may be transferred to a person who takes delivery in the form of an interest in the Rule 144A Global Note only if such transfer is made pursuant to Rule 144A and the transferor first delivers to the Trustee a certificate substantially in the form set forth in Section 2.9 that such transfer is being made to a person who the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A or otherwise in accordance with the transfer restrictions described under “Note to Investors” in the Offering Memorandum and in accordance with all applicable securities laws of the states of the United States and other jurisdictions; and

(2)            Prior to the exchange of any beneficial interest in a Temporary Regulation S Global Note for a beneficial interest in a Permanent Regulation S Global Note, (x) the holder of the beneficial interest in the Temporary Regulation S Global Note must provide Euroclear or Clearstream, as the case may be, with a certificate substantially in the form set forth in Section 2.17 and (y) Euroclear or Clearstream, as the case may be, must provide to the Trustee (or the paying agent if other than the Trustee) a certificate substantially in the form set forth in Section 2.17.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d)           Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)           [Reserved].

(f)            Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6 in accordance with applicable law and the Registrar’s customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)           Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the form of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d)(1).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7.        [Reserved].

Section 2.8.        [Reserved].

Section 2.9.        Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

CPI CG Inc.
c/o CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: John Lowe, Chief Financial Officer
Email: [*****]

With a copy to (same address): Sarah Kilgore, Chief Legal and Compliance Officer
Email: [*****] legalnotice@cpicardgroup.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Paul Choi and Lindsey A. Smith

U.S. Bank National Association, as Trustee
8 Greenway Plaza, Suite 1100
Houston, TX 77046

Attention: Alejandro Hoyos
E-mail: [*****]

Re:          CPI CG Inc. (the “Issuer”)

8.625% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)	the offer of the Notes was not made to a person in the United States;

(b)	either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)	no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.10.      Form of Certificate for Transfer to Institutional Accredited Investor.

[Date]

CPI CG Inc.
c/o CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: John Lowe, Chief Financial Officer
Email: [*****]

With a copy to (same address): Sarah Kilgore, Chief Legal and Compliance Officer
Email: [*****] legalnotice@cpicardgroup.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Paul Choi and Lindsey A. Smith

U.S. Bank National Association, as Trustee
8 Greenway Plaza, Suite 1100
Houston, TX 77046

Attention: Alejandro Hoyos
E-mail: [*****]

Re:          CPI CG Inc. (the “Issuer”)

8.625% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”) other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby certifies, and, accordingly, we represent that:

1.       We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in this Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.       We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, prior to the expiration of the holding period applicable to sales of the Notes under Rule 144 of the Securities Act, we will do so only (A) to the Issuers or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act, (F) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuers) or (G) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.       We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7), (9), (12) or (13) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.       We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.11.      Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee in writing prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12.     Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13.     Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and upon receipt of an Issuer Order, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and upon receipt of an Issuer Order, the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14.     Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15.     Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a)                 The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)                The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16.     CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.17.     Form of Certificate to be Delivered Upon Termination of Restricted Period.

[Date]

CPI CG Inc.

c/o CPI Card Group Inc.

10368 West Centennial Road

Littleton, CO 80127

Attention: John Lowe, Chief Financial Officer

Email: [*****]

With a copy to (same address): Sarah Kilgore, Chief Legal and Compliance Officer

Email: [*****] legalnotice@cpicardgroup.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Paul Choi and Lindsey A. Smith

U.S. Bank National Association, as Trustee

8 Greenway Plaza, Suite 1100

Houston, TX 77046

Attention:      Alejandro Hoyos

E-mail:     [*****]

Re:    CPI CG Inc. (the “Issuer”)

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.6 of the Indenture dated as of March 15, 2021 relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[________] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by this Indenture. We certify that we [are][are not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Article III

 COVENANTS

Section 3.1.        Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2.        Limitation on Indebtedness.

(a)                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and its wholly owned Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided, further, that the maximum aggregate principal amount of Indebtedness that may be incurred by any Non- Guarantor Restricted Subsidiaries pursuant to this paragraph and any Permitted Refinancing Indebtedness in respect thereof shall not exceed the greater of $15.0 million and 25% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available (any Indebtedness incurred pursuant to the provisions described in this paragraph being herein referred to as “Ratio Indebtedness”).

(b)                Section 3.2(a) will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1)                the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer or any of its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $50.0 million and (y) the Borrowing Base as of the date of such incurrence;

(2)                the incurrence by the Issuer or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)                the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, economic development loans and purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment or other assets used or useful in the business of the Issuer or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party) (including any reasonably related fees or expenses incurred in connection with such purchase, design, construction, installation or improvement); provided that the aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), shall not exceed the greater of (x) $20.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(4)                the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 3.2(a) or clauses (2), (4), (5), (12), (14) or (16) of this Section 3.2(b);

(5)                the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holdings, the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(i)        if the Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(ii)      any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or any of its Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)                the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(i)        any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(ii)      any sale or other transfer of any such preferred stock to a Person that is not the Issuer or a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)                the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations entered into for bona fide hedging purposes (and not for speculative purposes) as determined in good faith by the Issuer;

(8)                the guarantee (a) by the Issuer or any of the Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 3.2; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (b) by any Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary and that is permitted to be incurred by another provision of this Section 3.2;

(9)                Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that either upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence or self- insurance;

(10)             the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability and other types of employee benefits, social security benefits, unemployment and other self-insurance obligations, vehicle, property, casualty or liability insurance or other similar bonds, the financing of insurance premiums in the ordinary course of business, bankers’ acceptances, performance, surety, judgment, appeal, bid and performance bonds, trade contracts and leases, cash management obligations and netting, overdraft protection and other similar facilities or arrangements and completion guarantees in the ordinary course of business;

(11)             the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within ten Business Days of notification to the Issuer or any of its Restricted Subsidiaries of its incurrence and (b) Cash Management Obligations;

(12)             the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, working capital adjustments, holdback, earn-outs or similar obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in each case, incurred in connection with the acquisition or disposition of any Restricted Subsidiary, business, property or asset;

(13)             the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited in trust to defease the Notes or to satisfy and discharge this Indenture, in each case in accordance with the terms of this Indenture ;

(14)             (x) Indebtedness that constitutes Acquired Debt (other than Indebtedness incurred in contemplation of the transaction or series of related transactions pursuant to which the relevant Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); or (y) Indebtedness of the Issuer or any Guarantor incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, the Issuer would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2 or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such acquisition, merger, consolidation or amalgamation;

(15)             the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness owed on a short-term basis of not longer than 30 days to banks and other financial institutions incurred in the ordinary course of business with such banks or financial institutions in connection with ordinary banking arrangements to manage cash balances of the Issuer or any of its Restricted Subsidiaries;

(16)             the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) issued on the Issue Date and the related Note Guarantees;

(17)             the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed the greater of (x) $25.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(18)             [reserved];

(19)             Indebtedness consisting of obligations to make payments to current or former officers, directors, managers, consultants and employees of the Issuer or any of its Subsidiaries, its estates, spouses or former spouses with respect to the cancellation, purchase or redemption of Equity Interests of the Issuer or any of its Subsidiaries to the extent such cancellation, purchase or redemption is permitted under clause (5) of Section 3.3;

(20)             Indebtedness of Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums with the providers of such insurance or their affiliates, (b) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business or consistent with past practice, (c) deferred compensation or equity-based compensation to current or former officers, directors, consultants, advisors or employees thereof, in each case in the ordinary course of business, (d) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice and (e) taxes, assessments or governmental charges to the extent such taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP;

(21)             Indebtedness in the form of (a) guarantees of loans and advances to officers, directors, consultants, managers and employees, in an aggregate amount not to exceed $7.0 million at any one time outstanding and (b) reimbursements owed to officers, directors, managers, consultants and employees of Issuer or any of its Restricted Subsidiaries for business expenses in the ordinary course of business of Issuer or any of its Restricted Subsidiaries;

(22)             the incurrence by the Issuer or any of its wholly Owned Restricted Subsidiaries of Indebtedness equal to 100.0% of the net cash proceeds received by the Issuer since the Issue Date from the issuance or sale of Capital Stock of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Capital Stock to the Issuer or any of its Subsidiaries); provided, however, that (x) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (y) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(23)             obligations in respect of (i) statutory obligations, bids, leases, governmental contracts, trade contracts, performance, surety, stay, customs, appeal, performance and/or return of money bonds, completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice and (ii) letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments to support any of the foregoing;

(24)             Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements and in respect of incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(25)             Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit or similar instruments or facilities entered into in the ordinary course of business;

(26)             Indebtedness supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(27)             guarantee obligations incurred in the ordinary course of business in respect of obligations to or of suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners to the extent constituting a Permitted Investment;

(28)             unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Issuer or a Restricted Subsidiary and their Subsidiaries in the ordinary course of business; and

(29)             Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (29) above, or is entitled to be incurred pursuant to the first paragraph of this Section 3.2, the Issuer will be permitted to classify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock on the date of its incurrence, or later reclassify all or any portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this Section 3.2, it being understood that any such classification or reclassification will not result in a related classification or reclassification for purposes of the definition of “Permitted Collateral Liens.” Notwithstanding the foregoing, Indebtedness under the ABL Credit Agreement that is outstanding on the Issue Date and authenticated under this Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 3.2; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuer as accrued. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For the avoidance of doubt, Indebtedness incurred pursuant to clause (2) of Permitted Debt above shall not be deemed to be an incurrence pursuant to, or reduce availability to incur Indebtedness under, clause (1) of Permitted Debt above. Unless the Issuer otherwise notifies the Trustee, with respect to any Indebtedness incurred or Preferred Stock issued in reliance on a provision of this Section 3.2 that does not require compliance with a financial ratio or test (any such amounts, including amounts based on a percentage of Consolidated EBITDA, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Section 3.2 that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

For purposes of determining compliance with this Section 3.2, the Issuer or the applicable Restricted Subsidiary may elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has junior priority with respect to the same collateral. In the case of any Permitted Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (plus accrued interest and premium (including tender premium) thereon, original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such refinancing).

The principal amount of any Indebtedness incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness, if incurred in a different currency from the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Indebtedness is being renewed, refunded, refinanced, replaced, defeased or discharged.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3)	in the case of the Guarantee by the specified Person of any indebtedness of any other Person where the amount of the Guarantee is less than the principal amount of such indebtedness, such lesser amount; and

(4)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person so secured.

Section 3.3.        Limitation on Restricted Payments.

(a)                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger, amalgamation or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such, except dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer and except dividends or distributions payable to the Issuer or any of its Restricted Subsidiaries;

(2)	purchase, redeem or otherwise acquire or retire for value (including in connection with any merger, amalgamation or consolidation involving the Issuer) any Equity Interests of the Issuer or any Parent Entity;

(3)	make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Issuer or any Guarantor (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except for a payment of interest or a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (and related accrued interest) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (20) of the next paragraph), is less than the sum, without duplication (the “Cumulative Credit”), of:

(a)	50% of the Consolidated Net Income for the period (taken as one accounting period) (which amount shall not be less than zero) from the beginning of the first day of the fiscal quarter commencing January 1, 2021, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests other than Disqualified Stock (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(c)	to the extent that any Restricted Investment made by the Issuer or any of its Restricted Subsidiaries in any Person after the Issue Date is subsequently sold or otherwise liquidated or repaid (including, without limitation, by repurchase, repayment or redemption of such Restricted Investment by such Person), the aggregate amount of cash and the Fair Market Value of any property or assets received by the Issuer or such Restricted Subsidiary with respect to all such sales, liquidations or repayments (less the cost of disposition, if any); plus

(d)	(i) if any Unrestricted Subsidiary of the Issuer is redesignated as a Restricted Subsidiary, merged or consolidated into the Issuer or any of its Restricted Subsidiaries, the Fair Market Value of the Issuer’s Investment in such Unrestricted Subsidiary as of the date of such redesignation or (ii) if any Unrestricted Subsidiary of the Issuer pays any cash dividends or cash distributions to the Issuer or any of its Restricted Subsidiaries, 100% of any such cash dividends or cash distributions made after the Issue Date; plus

(e)	$5.0 million.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the giving of a redemption notice, as the case may be, if at the date of declaration or the giving of a redemption notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)	the making of any Restricted Payment in exchange for, or within 60 days out of the net cash proceeds of the sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or within 60 days from the contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	(i) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Guarantor, including premium, if any, and accrued interest, within 60 days with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for Permitted Refinancing Indebtedness or (ii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiaries of the Issuer within 60 days with the net cash proceeds from an incurrence of Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiary of the Issuer or in exchange for Disqualified Stock of the Issuer or preferred stock of any Restricted Subsidiary of the Issuer;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any of its Restricted Subsidiaries held by any current or former officer, director, manager, employee or consultant of the Issuer or any of its Subsidiaries (or, in each case, their permitted transferees, heirs or estates) pursuant to any employment agreement, equity subscription agreement, equity incentive plan, stock option agreement, shareholders’ agreement, employee benefit plan or arrangement or other similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $10.0 million in any calendar year), plus (b) the aggregate cash proceeds received by the Issuer and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, managers, employees and consultants and the proceeds of any “key man” life insurance policies; provided further that the cancellation of Indebtedness owing to the Issuer or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(6)	the repurchase, acquisition or retirement of Equity Interests deemed to occur upon the vesting of restricted shares or the exercise of stock options, warrants, other convertible securities or stock appreciation or similar rights to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants, other convertible securities or similar rights, or the withholding of a portion of the Equity Interests granted or awarded to pay for the taxes payable upon such grant or award (or the vesting thereof) and the (y) the payment of cash in lieu of fractional Equity Interest pursuant to the exchange or conversion of any exchangeable or convertible securities;

(7)	(i) cash payments in lieu of issuance of fractional shares (x) in connection with the exercise of stock options, warrants or similar rights or other securities convertible into or exchangeable for Capital Stock of the Issuer (or such Parent Entity) or (y) in connection with any other dividend, split or combination thereof or any acquisition of a Permitted Business, in each case, otherwise permitted hereunder and (ii) the Issuer may repurchase (or make Restricted Payments to any Parent Entity to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(8)	the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any class or series of preferred stock of any Restricted Subsidiary of the Issuer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 3.2;

(9)	purchases of fractional Equity Interests of the Issuer arising out of a consolidation, merger or sale of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that is permitted pursuant to Section 4.1;

(10)	payments or distributions in an amount determined by judgment or settlement approved by a court of competent jurisdiction, solely in the nature of satisfaction of dissenting stockholder rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 4.1;

(11)	payments or distributions to any Parent Entity of amounts required for any such Parent Entity to pay any Related Taxes or Parent Entity Expenses;

(12)	other Restricted Payments in an aggregate amount not to exceed the greater of (x) $20.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available;

(13)	to the extent constituting Restricted Payments, the payment of contingent liabilities in respect of any adjustment of purchase price, earn outs, deferred compensation and similar obligations of the Issuer or any of its Restricted Subsidiaries;

(14)	the repurchase, redemption or other acquisition or retirement for value of any preferred stock of the Issuer or any of its Restricted Subsidiaries, or any Subordinated Indebtedness, in each case, pursuant to provisions similar to those described in Section 3.9 and Section 3.5; provided that, prior to consummating, or concurrently with, any such repurchase, the Issuer made an offer to purchase in accordance with this Indenture and has repurchased all Notes validly tendered for payment in connection with such offers;

(15)	additional Restricted Payments, in an amount equal to the Available Excluded Contribution Amount at such time;

(16)	Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable with respect to any present or former employee (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock, and any repurchases of Capital Stock to fund such withholding or similar taxes;

(17)	Restricted Payments made on the Issue Date in connection with the execution of the Transactions and the use of proceeds therefrom;

(18)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or

(19)	Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(20)	the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to Holdings or any Parent Entity to fund a payment of dividends on such company’s common stock), in an aggregate amount per annum not to exceed 6% of Market Capitalization; and

(21)	additional Restricted Payments; provided that, after giving effect thereto on a pro forma basis, the Total Leverage Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 3.50 to 1.00; provided that in the case of clause (12) and (20), no Event of Default has occurred and is continuing or will be caused thereby.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 3.3 will be determined by the Issuer.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments as described in clauses (1) through (20) above or of the definition of “Permitted Investments” or is permitted pursuant to the first paragraph of this Section 3.3, the Issuer shall classify and may reclassify, in its sole discretion, such Restricted Payment or Investment (or a portion thereof) and may divide, classify and reclassify such Restricted Payment or Investment (or a portion thereof) in more than one of the types of Restricted Payments described above or such clauses of the definition of “Permitted Investments.”

Section 3.4.        Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)                pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)                make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)                sell, lease or otherwise transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

1.	agreements as in effect or entered into on the Issue Date, including agreements governing Existing Indebtedness and Credit Facilities as in effect or entered into on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

2.	this Indenture, the Notes, the Note Guarantees and the Notes Collateral Documents;

3.	applicable law, rule, regulation or order;

4.	any instrument governing Indebtedness or Capital Stock or other agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock or other agreement was incurred, issued or entered into, as applicable, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

5.	customary non-assignment provisions or transfer or subletting restrictions in leases, sub- leases, easements, contracts, licenses, sub-licenses, conveyance or contract for any property or asset;

6.	obligations applicable to property acquired in the ordinary course of business, purchase money obligations, security agreements or mortgages securing Indebtedness of a Restricted Subsidiary and Capital Lease Obligations that restrict the transfer of the property purchased or leased;

7.	any agreement for the sale or other disposition of a Restricted Subsidiary (including the Capital Stock or all or substantially all of the property or assets of that Restricted Subsidiary) that restricts distributions or transfer by that Restricted Subsidiary pending the sale or other disposition (which limitation, in the case of a sale or disposition of all or substantially all property or assets, is applicable only to the property or assets that are the subject of such agreement);

8.	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

9.	Liens permitted to be incurred under Section 3.6 or existing by virtue of any transfer of, agreement to transfer, option or right with respect to, any property or assets of the Issuer or any of its Restricted Subsidiaries not otherwise prohibited by this Indenture;

10.	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements, which limitation is applicable only to the property or assets that are the subject of such agreements;

11.	contracts with customers or suppliers or leases with lessors entered into in the ordinary course of business that impose customary restrictions on cash, Cash Equivalents, marketable securities, or other deposits or net worth;

12.	agreements governing Indebtedness or Capital Stock of Non-Guarantor Restricted Subsidiaries incurred in compliance with Section 3.2; provided that the Issuer determines in good faith that such encumbrances and restrictions (x) will not cause the Issuer to not have the funds necessary to pay the principal of or interest on the Notes and (y) are not materially more restrictive, taken as a whole, than is customary in comparable financings;

13.	agreements governing Hedging Obligations incurred in the ordinary course of business and permitted to be incurred under Section 3.2; provided that the Issuer determines in good faith that such encumbrances and restrictions (x) will not cause the Issuer to not have the funds necessary to pay the principal of or interest on the Notes and (y) such restrictions are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions applicable to such Restricted Subsidiary than those contained in the agreements covered by clauses (1) or (2) of this paragraph;

14.	any instrument governing any Indebtedness or Capital Stock of any Unrestricted Subsidiary as in effect on the date, if any, that such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided that such encumbrance or restriction is not applicable to any Person, or to the property or assets of any Person, other than such redesignated Restricted Subsidiary and its Subsidiaries and Affiliates (immediately prior to such redesignation) and its properties and assets;

15.	restrictions in effect on the Issue Date that are contained in charter documents or shareholder agreements relating to any Restricted Subsidiary of the Issuer;

16.	agreements governing other Indebtedness or Capital Stock permitted to be incurred under Section 3.2; provided that the encumbrances and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than (a) those contained in the agreements covered by clauses (1) or (2) of this paragraph or (b) as is customary in comparable financings (as determined in good faith by a responsible financial or accounting officer of the Issuer), and where, in the case of this sub-clause (b), the Issuer determines at the time of incurrence of such Indebtedness or issuance of such Preferred Stock that such encumbrances or restrictions would not materially impair the Issuer’s ability to make payments of interest, principal or as otherwise required under the Notes when due (as determined in good faith by a responsible financial or accounting officer of the Issuer);

17.	restrictions on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

18.	any encumbrance or restriction arising in the ordinary course of business, not relating to any Indebtedness, that does not, individually or in the aggregate, materially detract from the value of the property of Issuer or any of its Restricted Subsidiaries, taken as whole, or adversely affect the Issuer’s ability to make principal and interest payments on the Notes, in each case, as determined in good faith by a responsible financial or accounting officer of the Issuer;

19.	restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Securitization Facility or Receivables Facility; and

20.	arising under any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of an agreement or arrangement referred to in clauses (1), (2), (4), (6), (8), (12), (13), (14), (16) and (18) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is not materially more restrictive, as determined in good faith by a responsible financial or accounting officer of the Issuer, with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 3.5.        Limitation on Sales of Assets and Subsidiary Stock.

(a)                 The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale:

(1)                the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined as of the date of contractual agreement to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)                in the case of an Asset Sale of Collateral, the consideration from such Asset Sale is pledged as Collateral to secure the Notes (to the extent required by the Notes Collateral Documents), at least until such time it is otherwise applied in accordance with this Section 3.5; and

(3)                at least 75% of the consideration received in the Asset Sale by the Issuer or any of its Restricted Subsidiaries is in the form of cash, Cash Equivalents or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(i)        any Indebtedness or liabilities, as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto (or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer), of the Issuer or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which the Issuer or such Restricted Subsidiary has been released in writing;

(ii)      any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(iii)     any stock or assets of the kind referred to in clauses (2) or (4) of the succeeding paragraph of this Section 3.5; and

(iv)     any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (with the Fair Market Value of each item of Designated Non-cash Consideration being determined as of the date of contractual agreement to such Asset Sale) taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding not to exceed the greater of $10.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available.

(b)                Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or one or more of its Restricted Subsidiaries may apply an amount equal to such Net Proceeds at its option to any combination of the following:

(1)                (x) if assets subject to such Asset Sale constitute Collateral, to prepay, repay or purchase (i) Indebtedness and other Obligations under the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), (ii) Obligations in respect of the Notes, (iii) Obligations in respect of Indebtedness that is pari passu with the Notes or (iv) Indebtedness that is secured by the assets which are the subject of such Asset Sale and (y) if assets subject to such Asset Sale do not constitute Collateral, to prepay, repay or purchase Senior Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than Indebtedness owed to the Issuer or another Restricted Subsidiary); provided that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuer or any such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility (including Indebtedness under the ABL Credit Agreement or any Refinancing Indebtedness in respect thereof) to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that in connection with any prepayment, repayment or purchase of Indebtedness other than Obligations in respect of the Notes pursuant to clause (1)(x)(iii) or (iv) or (1)(y), the Issuer shall also equally and ratably reduce Indebtedness under the Notes by making an offer (an “Asset Sale Offer”) (in accordance with the procedures set forth below for an Asset Sale Offer with Excess Proceeds) to all Holders to purchase, on a pro rata basis (subject to adjustments to maintain the authorized denominations for the Notes), the principal amount of Notes, in each case, at a purchase price equal to 100% of the principal amount (or accreted value, as applicable) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase;

(2)                to acquire all or substantially all of the assets of, a division or line of business of or a majority of the Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3)                to make a capital expenditure or other expenditures in connection with the construction, operation, maintenance, repair or improvement of existing properties and assets;

(4)                to acquire or invest in Replacement Assets or acquire long-term assets in another Permitted Business; or

(5)                any combination of the foregoing;

provided that in the case of clauses (2), (3) and (4) above, (i) any such acquisition, expenditure or investment in accordance with such clause may be made by means of an acquisition, expenditure or investment by a Restricted Subsidiary in an amount equal to the Net Proceeds received by the Issuer or another Restricted Subsidiary, (ii) if the Issuer or any Restricted Subsidiary enters into a binding commitment within such 450 day period, such binding commitment shall be treated as a permitted application of the Net Proceeds from such Asset Sale if an amount equal to such Net Proceeds is applied within 180 days of the end of the 450 day period (provided further that if such commitment is later terminated or canceled before such Net Proceeds are applied and the Issuer or any Restricted Subsidiary enters into another binding commitment (the “Second Commitment”) within 180 days of such cancellation or termination (or, if later, 450 days from the receipt of such Net Proceeds), such Second Commitment shall be treated as a binding commitment; provided further that if any Second Commitment is later terminated or canceled before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds if not otherwise applied as provided above within 450 days of the receipt of such Net Proceeds), (iii) if assets subject to such Asset Sale constitute Collateral, any assets acquired or investment described in clauses (2) and (4) above shall be pledged as Collateral to secure the Notes to the extent required by the Notes Collateral Documents (and pursuant to the terms thereof) and (iv) if assets subject to such Asset Sale constitute Collateral, any such assets underlying any expenditure described in clause (3) above shall be pledged as Collateral to secure the Notes to the extent required by the Notes Collateral Documents (and pursuant to the terms thereof).

(c)                 Pending the final application of the amount of any such Net Proceeds, the Issuer or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise apply the Net Proceeds in any manner that is not prohibited by this Indenture. Holders of Notes may not have control of, or a perfected security interest in the Net Proceeds, which could diminish the value of the Collateral.

(d)                The amount of any Net Proceeds from Asset Sales that is not applied or invested as described above will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, unless waived or modified with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, the Issuer will make an Asset Sale Offer to all Holders of Notes (with a copy to the Trustee) and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem such Indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount being purchased, plus accrued and unpaid interest, if any, to but excluding, the date of purchase, and will be payable in cash. The Issuer may satisfy the foregoing obligation with respect to such Net Proceeds from Asset Sales by making an Asset Sale Offer with respect to all or a portion of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (the “Advance Offer”). If any Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis (subject to adjustments to maintain the authorized denominations for the Notes). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e)                 The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 3.6.        Limitation on Liens. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired. The foregoing shall not apply to:

(1)                in the case of a Lien securing Indebtedness upon any property or asset that does not constitute Collateral, Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured by such Lien until such time as such obligations are no longer secured by a Lien; and

(2)                in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

In the case of the proviso in clause (1), if the obligations so secured are Subordinated Indebtedness, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.

For purposes of determining compliance with this Section 3.6, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to clause (1) of the first paragraph of this Section 3.6, in the case of a Lien securing Indebtedness upon any property or asset that does not constitute Collateral, but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) upon any property or asset that does not constitute Collateral meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens,” the Issuer may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.6 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” and, in such event, such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause or paragraph, it being understood that any such classification or reclassification will not result in a related classification or reclassification of the definition of Permitted Collateral Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 3.7.        Limitation on Guarantees.

(a)                 The Issuer shall cause each of its Wholly Owned Domestic Subsidiaries (other than any Excluded Subsidiary) that guarantees the obligations of the Issuer or any Guarantor under (i) any Credit Facility, other than the ABL Credit Agreement, having an aggregate principal amount in excess of the greater of $20.0 million and 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available or (ii) the ABL Credit Agreement to become a Guarantor and execute and deliver a supplemental indenture and all documents required to be executed and delivered and take all actions required to grant a security interest in the Collateral to the Notes Collateral Agent within 60 days of the date on which it became a guarantor of such obligations of the Issuer or any Guarantor; provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

The Issuer may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary (including an Excluded Subsidiary) or any Parent Entity that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in Section 3.7(a) and such Guarantee may be released at any time in the Issuer’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Guarantee) assuming such Subsidiary were not a Guarantor at such time. The Issuer shall deliver notice to the Trustee of such release, but failure to so notify the Trustee shall not constitute an Event of Default.

Section 3.8.        Limitation on Affiliate Transactions.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer with a Fair Market Value in excess of $10.0 million (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are not less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by the Issuer or such Restricted Subsidiary with an unaffiliated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by a majority of the disinterested members of the Board of Directors of the Issuer as the case may be, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 3.8.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, employee stock ownership plan, program or arrangement, indemnification or reimbursement agreement or arrangement for directors, officers, employees, agents and consultants, stock option, stock repurchase agreement, service agreement, incentive agreement, consulting agreement, severance agreement, insurance plan or any similar agreement, plan or arrangement (including director compensation), in each case entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions solely between or among the Issuer and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Issuer that is an Affiliate of the Issuer) solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees and reasonable compensation to officers, employees and consultants;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates, directors, officers or employees of the Issuer or any of its Restricted Subsidiaries or to holders of Equity Interests in the Issuer;

(6)	(i) obligations that are permitted by Section 3.2; (ii) Restricted Payments that are permitted by Section 3.3 or (iii) Permitted Investments;

(7)	loans and advances paid to officers, directors, consultants, managers or employees of Holdings, the Issuer or any of its Restricted Subsidiaries in an amount not to exceed $7.0 million in the aggregate at any one time outstanding;

(8)	transactions with Affiliates that are customers, clients, lessors, lessees, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and otherwise in compliance with the terms of this Indenture, and which are fair to the Issuer or any of its Restricted Subsidiaries, as applicable, in the reasonable determination of the Issuer or such Restricted Subsidiaries, as applicable, or are on terms that, taken as a whole, are materially not less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(9)	transactions permitted by Section 4.1;

(10)	transactions between the Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Issuer or any of its Restricted Subsidiaries solely because a director of such Person is also a director of the Issuer; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(11)	transactions with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of the Issuer or any of its Restricted Subsidiaries if such transaction provides for equal treatment of such Person and all other holders, in their capacity as holders, of the same series of such Indebtedness or of the same class of such Capital Stock;

(12)	transactions pursuant to permitted agreements in existence on the Issue Date or any amendments, restatements, amendments and restatements, modifications, supplements or replacements thereto to the extent such amendments, restatements, amendments and restatements, modifications, supplements or replacements, taken as a whole, is not adverse to the Holders in any material respect;

(13)	contracts or arrangements between the Issuer or any of its Subsidiaries and any of its Affiliates regarding coordination or joint defense of any litigation or any other action, suit, proceeding, claim or dispute before any courts, arbitrators or governmental authority;

(14)	the granting of registration and other customary rights in connection with the issuance of Equity Interests or other securities by the Issuer or any of its Restricted Subsidiaries;

(15)	transactions pursuant to agreements or arrangements to be in effect on the Issue Date and described in the Offering Memorandum, or any amendment, modification, or supplement thereto or renewal or replacement thereof as long as such agreement or arrangement, as so amended, modified, supplemented, renewed or replaced, taken as a whole, is not materially more disadvantageous to the Holders of the Notes than the agreement or arrangement in existence on the Issue Date as determined in good faith by a responsible financial or accounting officer of Issuer;

(16)	employment and severance or termination arrangements between the Issuer, any Restricted Subsidiary or the Parent Entity and any of the Issuer’s or a Restricted Subsidiaries’ respective Employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former Employees and stock option or incentive plans and other compensation arrangements) in the ordinary course of business and otherwise permitted under this Indenture ; and

(17)	any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility.

Section 3.9.        Change of Control.

(a)                 If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in this Indenture. In the Change of Control Offer, the Issuer will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of Notes on the relevant record date to receive the interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send a notice to each Holder (with a copy to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the applicable paying agent (or tender agent appointed for such repurchase) an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent or tender agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and if certificated notes are tendered for repurchase, the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the certificated Notes surrendered, if any; provided that each certificated Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Notes so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control; provided that such closing date is not earlier than 10 days nor later than 60 days from the date the Change of Control Offer notice is mailed as described in the first paragraph of this Section 3.9.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been or will be given pursuant to Section 5.7 prior to the date the Issuer is required to send notice of the Change of Control Offer to the Holders of the Notes, unless and until there is a default in payment of the applicable redemption price, (3) the requirements set forth in this Indenture applicable to a Change of Control Offer are waived or modified with the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding, or (4) in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment (the “Alternate Offer Price”) and purchases all Notes properly tendered in accordance with the terms of such Alternate Offer.

If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer or Alternate Offer, as applicable, as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment or Alternate Offer Price, as applicable, plus, to the extent not included in the Change of Control Payment or Alternate Offer Price, as applicable, accrued but unpaid interest, if any, to, but excluding, the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive the interest due on the relevant interest payment date.

Section 3.10.     Reports.

(a)                 Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Issuer shall deliver to the Trustee, within 15 days after the time periods specified below:

(1)        within 120 days of the end of each fiscal year, annual audited consolidated financial statements for such fiscal year (along with customary comparative results) and (b) within 60 days of the end of each of the first three fiscal quarters of each fiscal year, unaudited consolidated financial statements for the interim period as at, and for the period ending on, the end of such fiscal quarter (along with comparative results for the corresponding interim period in the prior year), in each case, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants (all of the foregoing information to be prepared on a basis substantially consistent with the corresponding information included or described in the Offering Memorandum); and

(2)         within 10 Business Days after the occurrence of each event that would have been required to be reported (pursuant to applicable rules and regulations in effect on the Issue Date) with the SEC pursuant to Items 1.03, 2.01, 2.06, 4.01, 4.02, 5.01, 5.02(a), 5.02(b) (but solely with respect to the Chief Executive Officer and Chief Financial Officer of the Issuer) and 5.02(c) (but solely with respect to the Chief Executive Officer and Chief Financial Officer of the Issuer and other than compensatory arrangements) on Form 8-K if the Issuer had been a reporting company under the Exchange Act, reports containing substantially all of the information that would have been required to be contained (pursuant to applicable rules and regulations in effect on the Issue Date) in a report on Form 8-K; provided, however, that no such report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

provided further, however, with respect to the information and reports required by the immediately preceding clauses (1) and (2), that (a) such information and reports will not be required to comply with Section 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, Item 10(e) of Regulation S-K or Regulation G (or any successor sections or regulations) with respect to any non-GAAP financial measures contained therein; (b) such information and reports will not be required to include any segment or business unit level financial information; (c) no consolidating financial information or separate financial statements of Subsidiaries shall be required to the extent such obligation arises under Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (or any successor Rules); (d) the schedules identified in Section 5-04 of Regulation S-X under the Securities Act (or any successor Section) will not be required; (e) no exhibits pursuant to Item 601 of Regulation S-K (or any successor Item) under the Securities Act will be required (other than financial statements and pro forma financial information as the chief financial officer or principal financial or accounting officer reasonably determines to be material to Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, if such information would be required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K to the extent available (as reasonably determined by the Issuer)); (f) no information required by Item 402 of Regulation S-K need be provided; (g) financial statements need not be in interactive data format using extensible Business Reporting Language; and (h) Regulation G under the Exchange Act.

The Issuer will (a) furnish the information and reports described in clauses (1) and (2) of the first paragraph of this Section 3.10 (the “Financial Reports”) electronically to the Trustee and (b) make the Financial Reports available to any Holder or beneficial owner of notes, any prospective investor, any security analyst and any market maker affiliated with any initial purchaser by posting the Financial Reports on Intralinks or any comparable password protected online data system with notification and alert capabilities (the “Secure Website”); provided that the Issuer shall not be required to make available any password or other login information to any competitor of the Issuer or its Restricted Subsidiaries or any person other than any such Holder, beneficial owner, prospective investor, security analyst or market maker that establishes its identity as such to the reasonable satisfaction of the Issuer. Notwithstanding anything to the contrary set forth above, if the Issuer, Holdings or any Parent Entity has furnished the Holders or filed with the SEC the reports described in the preceding paragraphs with respect to the Issuer or any Parent Entity, the Issuer shall be deemed to be in compliance with the provisions of this Section 3.10.

In addition, the Issuer or Holdings will, beginning in connection with the Financial Report for the quarter ending June 30, 2021:

(1)	hold a quarterly conference call to discuss the information contained in the Financial Reports not later than ten Business Days from the time the Issuer furnishes the Financial Reports to the Trustee; and

(2)	no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, use commercially reasonable efforts in good faith to notify the Holders or beneficial owners of, and prospective investors in, the notes and securities analysts and market makers (subject to the proviso in the first sentence of the preceding paragraph) (the “Recipients”) of the availability of the Financial Reports and information on how to access such conference call by posting to the Secure Website an announcement and making appropriate selections with the Secure Website’s settings to cause a notification or alert to be sent to the Recipients to the extent reasonably feasible.

In addition, the Issuer and the Guarantors agree that, for so long as any Notes remain outstanding, they will furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

This Indenture will permit the Issuer to satisfy its obligations in this Section 3.10 with respect to financial information relating to the Issuer by furnishing financial information relating to Holdings. Further, in the event that any Parent Entity (other than Holdings) of the Issuer is or becomes a Guarantor of the Notes, the Issuer may satisfy its obligations under this Section 3.10 with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity and any of its Subsidiaries other than the Issuer and its Restricted Subsidiaries, on the one hand, and the information relating to the Issuer, the Guarantors and the other Restricted Subsidiaries of the Issuer on a standalone basis, on the other hand.

The Trustee shall have no responsibility to determine if and when any of the above reports have been filed or posted to any website. Delivery of the above reports to the Trustee are for informational purposes only and the Trustee’s receipt of such reports will constitute constructive notice of any information contained therein, including the Issuer’s or any other party’s compliance with any of its covenants under this Indenture (as to which the Trustee may rely conclusively rely on Officer’s Certificates).

Section 3.11.     Business Activities. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business, except to such extent as would not be material to the Issuer and its Restricted Subsidiaries taken as a whole.

Section 3.12.     Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The corporate trust office of the Trustee, which initially shall be located at U.S. Bank National Association, 8 Greenway Plaza, Suite 1100, Houston, TX 770046, Attention: Alejandro Hoyos, shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

Section 3.13.     [Reserved].

Section 3.14.     After-Acquired Collateral

(a)                 From and after the Issue Date, if (a) any Subsidiary becomes a Guarantor or (b) the Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Notes Collateral Documents), the Issuer or such Guarantor will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Notes Collateral Document to vest in the Notes Collateral Agent a security interest (subject to Permitted Liens) in such after-acquired collateral (or all of its assets, except Excluded Assets, in the case of a new Guarantor) and to take such actions to add such after-acquired collateral to the Collateral and satisfy the Collateral Requirement in respect thereof, and thereupon all provisions of this Indenture and the Notes Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b)                Notwithstanding the foregoing, opinions of counsel will not be required after the Issue Date in connection with any additional Guarantors entering into the Notes Collateral Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by such Guarantors.

Section 3.15.     Compliance Certificate. The Issuer shall deliver to the Trustee within 135 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

Section 3.16.     Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.17.     [Reserved].

Section 3.18.     Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

Section 3.19.     Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary; provided that:

(1)	no Default or Event of Default would be in existence following such designation;

(2)	the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer; provided further that such designation will only be permitted if the Investment would be permitted at that time; and

(3)	such designation otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will be deemed to be an Investment by a Restricted Subsidiary of the Issuer, of any Investments made by such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted or not prohibited under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) such Investment is permitted or not prohibited under Section 3.3, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (3) no Event of Default would be in existence following such designation. Any such designation by the Issuer shall be evidenced to the Trustee by delivering to the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 3.20.     Suspension of Certain Covenants on Achievement of Investment Grade Status. Beginning on the first day (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, , 3.21, and 4.1(a)(4) (the “Suspended Covenants”), provided that with respect to those covenants that will remain in effect (the “Effective Covenants”), references in such Effective Covenants to clauses in the Suspended Covenants will be deemed to continue to exist for purposes of interpretation of the Effective Covenants.

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, either Moody’s (or any successor to the rating agency business thereof) or S&P (or any successor to the rating agency business thereof) withdraws its rating or assigns the Notes a rating below the required Investment Grade Ratings (such date, the “Reversion Date”), then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes. The period of time between the date of the suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of Section 3.2. On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens pursuant to clause (7) of such definition.

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 3.3(a). In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligations to grant Guarantees shall be reinstated upon the Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Event of Default will be deemed to have occurred on the Reversion Date solely as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as described in this Section 3.20, during such period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary. The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Suspension Period or Reversion Date has occurred or notify Holders of any of the foregoing.

Section 3.21.     Offer to Repurchase with Excess Cash Flow.

If the Issuer and its Restricted Subsidiaries have Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 2021, then, within 125 days after the end of such period so long as no Cash Dominion Event (as defined in the ABL Credit Agreement) has occurred and is continuing as at such date or the date upon which any such Notes are to be repurchased, the Issuer will be required to make an offer (an “Excess Cash Flow Offer”) to all Holders of Notes (with a copy to the Trustee) to purchase the maximum principal amount of Notes that may be purchased with the relevant ECF Percentage of such Excess Cash Flow for such fiscal period (the “Excess Cash Flow Offer Amount”). The offer price for such Excess Cash Flow Offer shall be an amount in cash equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, in accordance with the procedures set forth in this Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, the Issuer and its Restricted Subsidiaries may use any remaining Excess Cash Flow Offer Amount for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal amount (subject to (i) adjustments so that no Notes in an unauthorized denomination are repurchased in part and (ii) applicable DTC procedures). Notwithstanding the foregoing, Excess Cash Flow for the fiscal year ending December 31, 2021 shall be calculated for the period of April 1, 2021 through December 31, 2021.

With respect to each Excess Cash Flow Offer, the Issuer shall be entitled to reduce the applicable Excess Cash Flow Offer Amount on a dollar-for-dollar basis with respect thereto by an amount equal to the sum of (w) the aggregate repurchase price paid for any Notes theretofore repurchased by the Issuer in the open market (and cancelled by the Issuer), (x) the aggregate redemption price paid for any Notes theretofore redeemed pursuant to one or more optional redemptions described in Section 5.7, (y) any reduction in the principal amount of Indebtedness (other than the Notes or any Indebtedness that is subordinated to the Notes or any Note Guarantee) of such Person and its Restricted Subsidiaries resulting from principal payments made thereon during such period (provided that (i) such Indebtedness has been incurred after the Issue Date and such Indebtedness has been Incurred in accordance with this Indenture or is in respect of Qualified Securitization Financing or Receivables Facility and (ii) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto) and (z) any amount of Excess Cash Flow which is required by the terms of any Indebtedness that is pari passu with or senior in right of payment or security to the Notes to be applied to the repayment of (or is subject to an offer to repurchase) such Indebtedness; provided that the portion of such prepayment allocated to any such other Indebtedness shall not exceed the amount required to be allocated to such other Indebtedness pursuant to the terms thereof, and the remaining amount, if any, shall be allocated to the Notes in accordance with the terms hereof. Notwithstanding anything to the contrary in the immediately preceding sentence, the Issuer shall not be entitled to reduce the applicable Excess Cash Flow Offer Amount by the aggregate repurchase price of any Notes theretofore repurchased by the Issuer pursuant to any Asset Sale Offers, Change of Control Offers, Excess Cash Flow Offers or any other offers in the open market on terms, conditions and at times as are substantially similar to those with respect to an Excess Cash Flow Offer in accordance with the second proviso of clause (i) of the definition of Excess Cash Flow during such period.

Notwithstanding the foregoing provisions of this Section 3.21, the Issuer will not be required (but may elect to do so) to make an Excess Cash Flow Offer in accordance with this Section 3.21 unless the Excess Cash Flow Offer Amount with respect to the applicable period in respect of which such Excess Cash Flow Offer is to be made exceeds $5.0 million (with lesser amounts being carried forward for purposes of determining whether the $5.0 million threshold has been met for any future period). Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset at zero.

Section 3.22.     Limitations on Activities of Holdings. Holdings will not:

(a)                 conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Issuer and those incidental to other Investments by or in Holdings (including the issuance of Preferred Stock (other than Disqualified Stock)) in consideration for the purchase of its Capital Stock from present or former employees (and their spouses, former spouses, heirs, estates and assigns) of the Issuer or any Subsidiary Guarantor or pursuant to any equity subscription, shareholder, employment or other agreement, (ii) activities incidental to the maintenance of its existence and compliance with applicable Laws and legal, tax, accounting and administrative matters related thereto or to Holdings being a member of the consolidated group with the Issuer and its Subsidiaries, (iii) activities relating to the performance of obligations under the Notes Documents, the ABL Documents and any other Indebtedness permitted to be incurred hereunder to which Holdings is a party or in respect of which Holdings is a guarantor or any other Indebtedness otherwise permitted hereunder for which Holdings provides a guarantee, (iv) the receipt and payment by Holdings of Restricted Payments permitted under Section 3.3, (v) preparing reports to governmental authorities and to its shareholders, (vi) providing indemnification for its employees, (vii) making payments of the type permitted under Section 3.8 and the performance of its obligations under any document, agreement and/or Investments consisting of guarantee obligations (other than in respect of Indebtedness) entered into in the ordinary course of business, (viii) the other transactions expressly permitted under this Section 3.22 and (ix) activities incidental to any of the foregoing;

(b)                incur, create, assume or suffer to exist any Indebtedness or any Liens on its assets, except (i) the Indebtedness incurred by Holdings under the Notes Documents, ABL Documents and/or any other documents governing any Senior Lien Obligations (and any Permitted Refinancing Indebtedness in respect of the Indebtedness thereunder), (ii) guarantee obligations or other obligations of the Issuer and its Restricted Subsidiaries that are otherwise permitted hereunder, (iii) the Liens created under the ABL Documents and Notes Documents to which it is a party (and, in each case, under the security documents entered into in connection with any Permitted Refinancing Indebtedness in respect thereof) and, subject to the Intercreditor Agreements and the applicable Acceptable Intercreditor Agreement, any security documents relating to any obligations that are secured by Liens on a junior lien basis to the Senior Lien Obligations, (iv) Permitted Liens on the Collateral that are secured on a pari passu (without regard to the control of remedies) or junior basis with the Notes Obligations, (v) Permitted Liens arising in the ordinary course of business or by operation of Law and (vi) the other transactions expressly permitted under this Section 3.22;

(c)                 own, lease, manage or otherwise operate or transfer any properties or assets (including cash) other than (i) the ownership of shares of Capital Stock of the Issuer and de minimis amounts of other assets incidental to its business, (ii) (A) cash, Cash Equivalents and other assets received in connection with Restricted Payments permitted under Section 3.3 received from any of its Subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 3.2 (iii) the other transactions expressly permitted under this Section 3.22 and (iv) assets temporarily held by Holdings pending contribution to the Issuer or any Subsidiary Guarantor; or

(d)                consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its Property or business.

Article IV

SUCCESSOR COMPANY; Successor Person

Section 4.1.        Merger, Consolidation or Sale of Assets.

(a)                 The Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)          either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)          the Surviving Entity expressly assumes all the obligations of the Issuer under the Notes, this Indenture, if in effect, pursuant to agreements, supplemental indentures or other documents, as required, and shall expressly assume all the obligations of the Issuer under the applicable Notes Collateral Documents and shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3)          immediately after such transaction, no Event of Default shall have occurred and be continuing;

(4)          the Issuer or the Surviving Entity would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2 or (B) have a Fixed Charge Coverage Ratio of not less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition; and

(5)          the Issuer shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and other documents or instruments (if any) comply with the Indenture and Notes Collateral Documents and an Opinion of Counsel stating that such supplemental indenture and other document or instrument (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact.

In addition, the Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Issuer with a Guarantor solely for the purpose of reincorporating the Issuer in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and any Guarantors;

provided that in each case of the immediately preceding clauses (1) and (2), either: (a) the Issuer is the surviving corporation in such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which a sale, assignment, transfer, conveyance, lease, or other disposition of all or substantially all of the properties or assets of the Issuer has been made is treated for U.S. federal income tax purposes as a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia. For the avoidance of doubt, this Section 4.1 also will not apply to the merger of CPI Card Group – Nevada, Inc., with the Issuer as the surviving corporation.

Article V

REDEMPTION OF SECURITIES

Section 5.1.        Notices to Trustee. Subject to Section 5.9 hereof, if the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the Redemption Date;

(3)	the principal amount of Notes to be redeemed; and

(4)	the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.2.        Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer pursuant to Section 3.5 or a redemption pursuant to Section 5.9, the Trustee will select Notes for redemption or purchase (a) if the Notes are in global form, on a pro rata basis, by lot, or by such other method in accordance with the applicable procedures of DTC and (b) if the Notes are in definitive form in their entirety, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) or by lot, except if otherwise required by law.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 5.3.        Notice of Redemption. Subject to Section 5.9 hereof, at least 10 days but not more than 60 days before the Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)          the Redemption Date;

(2)         the redemption price;

(3)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)         the name and address of the Paying Agent;

(5)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)         that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)         that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date of notice of redemption was mailed or delivered, including any electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 5.4.        [Reserved].

Section 5.5.        Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. New York City Time on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the corresponding interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

Section 5.6.        Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.7.        Optional Redemption.

(a)                 At any time prior to March 15, 2023, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding, the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b)                At any time and from time to time prior to March 15, 2023, the Issuer may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the original aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 108.625%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by the Issuer of one or more Equity Offerings of the Issuer; provided that not less than 40.0% of the original aggregate principal amount of then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Additional Notes and Notes held by the Issuer and its Subsidiaries or Affiliates) unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs within 120 days of the date of the closing of such Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c)                 At any time and from time to time on or prior to March 15, 2023 but not more than once during each consecutive twelve-month period, the Issuer may redeem up to 10% of the then outstanding aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) during each such twelve-month period, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(d)                Except pursuant to clauses (a), (b), (c) and (f) of this Section 5.7, the Notes will not be redeemable at the Issuer’s option prior to March 15, 2023.

(e)                 At any time and from time to time on or after March 15, 2023, the Issuer may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated in the table below:

Year	Percentage
2023	104.313%
2024	102.156%
2025 and thereafter	100.000%

(f)                  Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Asset Sale Offer or Excess Cash Flow Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any other Person making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such other Person shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price offered to each Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption.

(g)                Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h)                Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

Section 5.8.        Mandatory Redemption. Except as set forth in Section 3.5, 3.9, 3.21 and 5.9, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. As market conditions warrant, the Issuer and its equity holders, including the Permitted Holders and members of the Issuer’s management, may from time to time seek to purchase the Issuer’s outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, including this Indenture, any purchases made by the Issuer may be funded by the use of cash on its balance sheet or the incurrence of new secured or unsecured debt, including borrowings under its credit facilities.

Section 5.9.        Offer to Purchase Related to Excess Cash Flow. In the event that pursuant to Section 3.21, hereof, the Issuer shall be required to commence an Excess Cash Flow Offer to all Holders to purchase Notes (a “Specified Offer”), it shall follow the procedures specified in this Section 5.9.

The Specified Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 3.21 hereof (the “Offer Amount”). Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date. Upon the commencement of a Specified Offer, the Issuer shall send, by first class mail, or send electronically, a notice to each of the Holders at the address of such Holder appearing in the Notes Register, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Specified Offer. The notice, which shall govern the terms of the Specified Offer, shall state:

(a)                 that the Specified Offer is being made pursuant to this Section 5.9 and Section 3.21 and the length of time the Specified Offer shall remain open;

(b)                the Offer Amount, the purchase price set forth in Section 3.21 hereof and the Purchase Date;

(c)                 that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)                that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Specified Offer shall cease to accrue interest after the Purchase Date;

(e)                 that Holders electing to have a Note purchased pursuant to a Specified Offer may only elect to have Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof (unless such amount represents the entire principal amount of Notes held by such Holder) purchased;

(f)                  that Holders electing to have any Notes purchased pursuant to any Specified Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date, subject to the Applicable Procedures;

(g)                that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;

(h)                that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased), subject to the Applicable Procedures; and

(i)                  that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes tendered (or transferred by book-entry transfer).

On or before the Purchase Date, subject to the Applicable Procedures, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Specified Offer, or, if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.9. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount received from the Issuer equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer shall authenticate and mail (or cause to be transferred by book-entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note tendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Specified Offer on the Purchase Date.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder in connection with the repurchase of the Notes as a result of a Specified Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of its compliance with such securities laws or regulations. The provisions in this Section 5.9 of this Indenture may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes (including consents obtained in connection with a purchase of, or tender offer for, the Notes). Other than as specifically provided in this Section 5.9, any purchase pursuant to this Section 5.9 shall be made pursuant to the provisions of Article V.

Article VI

DEFAULTS AND REMEDIES

Section 6.1.        Events of Default.

(a)               Each of the following is an “Event of Default”:

(1)          default for 30 days in the payment when due of interest on the Notes;

(2)          default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium (including the Applicable Premium), if any, on, the Notes;

(3)          failure by the Issuer for 30 days after written notice from the Trustee or Holders of not less than 30% in aggregate principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with Section 4.1 or Section 3.9;

(4)          failure by Holdings, the Issuer or any of its Restricted Subsidiaries for 60 days after written notice of the failure has been given to the Issuer by the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount the Notes by written notice to the Issuer with a copy to the Trustee then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Notes Collateral Documents;

(5)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(i)        is caused by a failure to pay principal of, or interest or premium (including the Applicable Premium), if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)      results in the acceleration of such Indebtedness prior to its Stated Maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million (or its foreign currency equivalent) or more;

(6)          failure by Holdings, the Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (or its foreign currency equivalent), net of any amounts covered by independent third-party insurance and as to which such insurer has not disputed coverage, which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(7)          except as permitted by this Indenture, any Note Guarantee of any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, together, would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor or Guarantors, denies or disaffirms its obligations under its Note Guarantee;

(8)          so long as the Notes Collateral Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the Lien of the Notes Collateral Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $20.0 million, (a) default by the Issuer or any of its Restricted Subsidiaries in the performance of the Notes Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the Notes Collateral Agent’s Lien on the Collateral in any material respect, (b) repudiation or disaffirmation in writing by the Issuer or any of its Restricted Subsidiaries of their respective obligations under the Notes Collateral Documents or (c) the determination in a judicial proceeding that the Notes Collateral Documents are unenforceable or invalid against the Issuer or any Guarantor that is (or any group of Restricted Subsidiaries that would constitute) a Significant Subsidiary for any reason except to the extent any such unenforceability or invalidity (A) caused by the failure of the Notes Collateral Agent to maintain possession of certificates, promissory notes or instruments actually delivered to it representing securities pledged under the Notes Collateral Documents or (B) to the extent relating to Collateral consisting of real property, is covered by a title insurance policy with respect to such real property and such insurer has not denied coverage;

(9)          the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)        commences a voluntary case or proceeding,

(ii)      consents to the entry of an order for relief against it in an involuntary case or proceeding,

(iii)     consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv)     makes a general assignment for the benefit of its creditors;

(v)       consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(vi)     takes any comparable action under any foreign laws relating to insolvency; and

(10)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)        is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case,

(ii)      appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary,

(iii)     orders the winding up or liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of such Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days.

(b)                Notwithstanding clause (4) of Section 6.1(a) above or any other provision of this Indenture, any failure to perform, or breach of, any covenant or agreement pursuant to Section 3.10 (a “Reporting Default”) shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (4) of the first paragraph above (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default).

Section 6.2.        Acceleration.

(a)                 If any Event of Default (other than an Event of Default described in clause (9) or (10) of Section 6.1(a) with respect to Holdings and the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by written notice to the Issuer with a copy to the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any Event of Default specified in clause (5) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if, at any time prior to the acceleration of the Notes:

(1)	the Issuer cures the underlying Payment Default or the holders of the applicable Indebtedness waive the underlying Payment Default or rescind the acceleration of such Indebtedness, in each case, in accordance with the terms of the applicable Indebtedness ; and

(2)	the cure, waiver or rescission does not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (9) or (10) of Section 6.1(a) (with respect to Holdings and the Issuer) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all outstanding Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or any Holders.

(b)                Any notice of Default, notice of acceleration or instruction to the Trustee or the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more holders (other than a Regulated Bank) (each, a “Directing Holder”) must be accompanied by a written representation from each such holder delivered to the Issuer and the Trustee or Notes Collateral Agent, as applicable, that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by Beneficial Owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Beneficial Owner of the Notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or the Notes Collateral Agent, as applicable.

(c)                 If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of Notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such acceleration shall be voided and the Trustee or Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or such notice of such Event of Default.

(d)                Notwithstanding anything in Sections 6.2(b) and (c) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with Sections 6.02(b) and (c).

(e)                 For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to any Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder, or any other Person acting in good faith on a Noteholder Direction.

(f)                  (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Event of Default for the failure to comply with the time periods prescribed in Section 3.10 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 6.3.        Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4.        Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture and the Notes Collateral Documents except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5.        Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee or the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or Notes Collateral Agent in personal liability (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder); provided, however, that the Trustee or Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or Notes Collateral Agent that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee or Notes Collateral Agent, as applicable, shall be entitled to indemnification satisfactory to the Trustee or the Notes Collateral Agent against all fees, losses, liabilities and expenses (including attorneys’ fees and expenses) caused by taking or not taking such action.

Section 6.6.        Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)                 such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b)                Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(c)                 such Holders have offered the Trustee security or indemnity satisfactory to it in its sole and absolute discretion against any loss, liability, claim, damage or expense;

(d)                the Trustee has not complied with such written request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e)                 Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7.        Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Articles III and IV and Section 6.1(a)(3), (4), (5) and (6) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

Section 6.8.        Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9.        Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each of the Trustee and the Notes Collateral Agent, and its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee and the Notes Collateral Agent under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.     Priorities.

(a)           Subject to the Intercreditor Agreements, if the Trustee collects any money or property pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money or property in the following order:

FIRST:	to the Trustee and to the Notes Collateral Agent, in each case for amounts due to it under Section 7.7 and Section 12.7(y);

SECOND:	to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD:	to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor or their successors or assigns, as their interest may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

Article VII

TRUSTEE

Section 7.1.        Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing and is known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)            the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)            in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)           this paragraph does not limit the effect of Section 7.1(b);

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)           no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)           Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

Section 7.2.        Rights of Trustee. Subject to Section 7.1:

(a)           The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)           The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)           The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)            Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default or of any such Significant Subsidiary is received by a Trust Officer of the Trustee or the Notes Collateral Agent at the corporate trust office of the Trustee and the Notes Collateral Agent specified in Section 3.12, and such notice references the Notes, the Issuer and this Indenture and states that it is a “Notice of Default”.

(g)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including without limitation, as Notes Collateral Agent, and to each agent, custodian and other Person employed to act hereunder and under all other agreements executed by the Trustee in connection with the Notes and this Indenture, including the Notes Documents.

(h)           Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and if requested, provided to the Trustee or the Notes Collateral Agent, as the case may be, security or indemnity satisfactory to the Trustee or the Notes Collateral Agent, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)            The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.

(j)            Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, as determined by a final nonappealable order of a court of competent jurisdiction, conclusively rely upon an Officer’s Certificate.

(k)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, judgment, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)          The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)           In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p)          The permissive rights of the Trustee under this Indenture and the other Notes Documents shall not be construed as duties.

Section 7.3.        Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

Section 7.4.        Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Intercreditor Agreement or the Notes Collateral Documents, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture, the Pari Passu Intercreditor Agreement, the ABL-Notes Intercreditor Agreement, any Acceptable Intercreditor Agreement, the Notes Collateral Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5.        Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6.        [Reserved].

Section 7.7.        Compensation and Indemnity. The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time compensation for its services hereunder and under the Notes as the Issuer, the Trustee and the Notes Collateral Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent upon request for all reasonable and documented out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee and the Notes Collateral Agent. The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee and the Notes Collateral Agent, their directors, officers, employees and agents against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee or the Notes Collateral Agent) (including reasonable and documented out-of-pocket attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final nonappealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the other Notes Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee and the Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent, as applicable, shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee and the Notes Collateral Agent, as applicable, may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s and the Notes Collateral Agent’s defense, and, in the reasonable judgment of outside counsel to the Trustee or the Notes Collateral Agent, as applicable, there is no conflict of interest between the Issuer and the Trustee or the Notes Collateral Agent in connection with such defense; provided further that, the Issuer shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Notes Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment and indemnification obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and any resignation or removal of the Trustee and the Notes Collateral Agent under Section 7.8 and 12.7(f). Without prejudice to any other rights available to the Trustee or the Notes Collateral Agent under applicable law, when the Trustee or the Notes Collateral Agent incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8.        Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1)            the Trustee fails to comply with Section 7.10 hereof;

(2)            the Trustee is adjudged bankrupt or insolvent;

(3)            a receiver or other public officer takes charge of the Trustee or its property; or

(4)            the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.9.        Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10.     Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

Section 7.11.     [Reserved].

Section 7.12.     Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.13.     Notes Collateral Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the ABL-Notes Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any other Notes Collateral Document in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including the Collateral Agreement and any Notes Collateral Documents executed on or after the Issue Date and any supplements thereto. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the ABL-Notes Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or any other Notes Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.14.     Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)           Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Notes Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Notes Collateral Agent in good faith.

(b)          The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent representing securities pledged under the Notes Collateral Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Pari Passu Intercreditor Agreement, the ABL-Notes Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL Collateral Documents by the Issuer, any Guarantor, the ABL Collateral Agent or any representative for the holders of pari passu obligations.

Article VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.1.        Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2.        Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Guarantees) and the Notes Collateral Documents with respect to such Series on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Notes Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same), and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)            the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)            the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)            the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4)            this Article VIII with respect to provisions relating to Legal Defeasance.

Section 8.3.        Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, , 3.8, 3.9, 3.10, 3.11, , 3.14, 3.15, 3.16, 3.18, 3.19, 3.20, 3.21 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (other than with respect to Section 4.1(a)(1) and (a)(2), 6.1(a)(4), 6.1(a)(5), 6.1(a)(6), 6.1(a)(7) with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(8) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), 6.1(a)(9) and 6.1(a)(10) hereof shall not constitute Events of Default.

Section 8.4.        Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1)            the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium (including the Applicable Premium), if any, on, the outstanding Notes on the stated maturity or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(2)            in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(i)        in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(ii)        no Event of Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(iii)      such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer, any of its Subsidiaries or Affiliates is a party or by which the Issuer, any of its Subsidiaries or Affiliates is bound;

(iv)      the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer, with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(v)       the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If the Issuer exercises either Legal Defeasance or Covenant Defeasance, the Liens, as they pertain to the Notes and the Note Guarantees, will be released and the Issuer and each Guarantor, as applicable, will be released from all of its obligations with respect to the Note Guarantees and, to the extent pertaining to the Notes and the Note Guarantees, the Notes Collateral Documents.

Section 8.5.        Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6.        Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.7.        Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article IX

AMENDMENTS

Section 9.1.        Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Guarantee, this Indenture or the Notes Collateral Documents), the Trustee and/or the Notes Collateral Agent may amend, supplement or modify this Indenture, any Guarantee, the Notes Collateral Documents and the Notes without the consent of any Holder:

(1)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)            to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable in each case, in accordance with the terms of this Indenture and the Notes Collateral Documents;

(4)            to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of collateral to secure the Notes and/or additional guarantees) or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)            to conform the text of this Indenture, the Notes Collateral Documents, the Note Guarantees or the Notes to any provision of this Indenture to the extent that such provision of this Indenture, the Notes Collateral Documents, the Note Guarantees or the Notes was intended to conform to the text of this Indenture as evidenced by an Officer’s Certificate;

(6)            to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(7)            to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release any Guarantor from its Note Guarantee if such release is in accordance with the terms of this Indenture;

(8)            to evidence and provide for the acceptance and appointment under this Indenture or Notes Collateral Documents of a successor Trustee or Notes Collateral Agent, as applicable, pursuant to the requirements thereof;

(9)            to add additional assets as Collateral or to release any Collateral from the Liens securing the Notes, in each case pursuant to the terms of this Indenture and the Notes Collateral Documents, as and when permitted or required by this Indenture and the Notes Collateral Documents;

(10)          to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(11)          to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Notes Collateral Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Notes Collateral Documents;

(12)          to enter into any Acceptable Intercreditor Agreement or intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the ABL-Notes Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement, taken as a whole, or any joinder thereto;

(13)          to release, terminate and/or discharge Collateral from the Lien securing the Notes Obligations when permitted or required by this Indenture or the Notes Collateral Documents; and

(14)          to amend the Notes Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu Lien for the benefit of such creditor is permitted by the terms of this Indenture.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 9.6 and 13.2 hereof, the Trustee and/or the Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements, unless such amended or supplemental indenture, security documents or intercreditor agreements affects the Trustee’s or Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture and the Notes Collateral Documents or otherwise, in which case the Trustee or Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Section 9.2.        With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, the Notes Collateral Documents and the Notes issued hereunder with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained before or after a Change of Control or in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Notes Collateral Documents may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained before or after a Change of Control or in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee and the Notes Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and/or the Notes Collateral Agent of the documents described in Section 9.6 and 13.2 hereof, the Trustee and/or the Notes Collateral Agent will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s or the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or change the date on which any Note may be subject to redemption or reduce the redemption price thereof as described in Section 5.7 (other than provisions relating to the covenants under Section 3.9 and Section 3.21); provided that the notice period for redemption may be reduced to not less than 3 Business Days with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding if a notice of redemption has not prior thereto been sent to Holders;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive an Event of Default in the payment of principal of, or interest or premium (including the Applicable Premium), if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium (including the Applicable Premium), if any, on the Notes;

(7)	amend, change or modify the obligation of the Issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with Section 3.5 after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 3.9 after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; and

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Notes Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Notes Collateral Documents or any Intercreditor Agreement.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Section 9.3.        [Reserved].

Section 9.4.        Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.5.        Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6.        Trustee to Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amended or supplemental indenture, security documents or intercreditor agreements authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

Article X

GUARANTEE

Section 10.1.     Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Notes Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7), (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of itself, the Notes Collateral Agent and the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

Section 10.2.     Limitation on Liability; Termination, Release and Discharge.

(a)           Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)           Any Note Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(1)            Any sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Subsidiary Guarantor or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Subsidiary Guarantor to a Person other than to the Issuer or another Guarantor, in each case, so long as such sale, transfer or other disposition is not prohibited by Section 3.5;

(2)            the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Subsidiary Guarantor is no longer a Restricted Subsidiary or the Subsidiary Guarantor becomes an Excluded Subsidiary;

(3)            defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)            such Subsidiary Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the ABL Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.7 hereof, including a release as a result of the repayment in full or termination of the Indebtedness specified in (i) or (ii) under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release and if such Indebtedness of such Subsidiary Guarantor under the ABL Credit Agreement or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated);

(5)            upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Subsidiary Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(6)           as provided under the ABL-Notes Intercreditor Agreement;

(7)           as described in the second paragraph under Section 3.7; or

(8)           as provided for in Article IX.

(c)           Any Note Guarantee of Holdings shall be automatically and unconditionally released and discharged upon:

(1)           the Issuer ceasing to be a wholly-owned subsidiary of Holdings in a transaction permitted by the Indenture;

(2)           the Issuer’s transfer of all or substantially all of its assets to, or merger, consolidation or amalgamation with, an entity that is not a wholly-owned subsidiary of Holdings in accordance with Section 4.1 and such transferee entity assumes the Issuer’s obligations under the Indenture;

(3)           defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4)           Holdings being (or being substantially concurrently) released or discharged from all of its Guarantees of payment of (i) any Indebtedness of the Issuer under the ABL Credit Agreement or (ii) any Other Guarantee, including a release as a result of the repayment in full or termination of the Indebtedness specified in (i) or (ii) under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release and if such Indebtedness of Holdings under the ABL Credit Agreement or any Other Guarantee is reinstated, such Guarantee shall also be reinstated);

(5)           as provided under the ABL-Notes Intercreditor Agreement; or

(6)           as provided for in Article IX.

Section 10.3.     Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Notes Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Notes Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.4.     No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Notes Collateral Agent or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Notes Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Notes Collateral Agent and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Notes Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

Article XI

SATISFACTION AND DISCHARGE

Section 11.1.     Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)           either:

(1)            all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer have been delivered to the Trustee for cancellation; or

(2)            all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (in the case that non-callable Government Securities have been deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(b)           the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture and the Notes Collateral Documents; and

(c)           the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

Upon a satisfaction and discharge in accordance with the provisions described above, the Liens, as they pertain to the Notes and the Note Guarantees, will be released and the Issuer and each Guarantor, as applicable, will be released from all of its obligations with respect to the Note Guarantees and, to the extent pertaining to the Notes and the Note Guarantees, the Notes Collateral Documents.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee and the Notes Collateral Agent in Section 7.7 and Section 12.7(z) hereof and, if money in Dollars has been deposited with the Trustee pursuant to clause (a)(2) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

Section 11.2.     Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in Dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in Dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in Dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XII

Collateral

Section 12.1.     Notes Collateral Documents.

(a)           The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantees, and the Notes Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Notes Collateral Documents (upon the entry into such documents), which define the terms of the Liens that secure Notes Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Notes Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting a Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Notes Collateral Documents and the Intercreditor Agreements prior to, on or following the Issue Date, and the Notes Collateral Documents and the Intercreditor Agreements at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Notes Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the Intercreditor Agreements, the Issuer and the Guarantors shall execute, file or cause the filing of any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Notes Collateral Documents in the Collateral and cause the Collateral Requirement to be and remain satisfied; provided that for so long as there are outstanding any ABL Obligations, no actions shall be required to be taken with respect to the perfection of the security interests in the Collateral to the extent such actions are not required to be taken with respect to the ABL Credit Agreement.

(b)           Notwithstanding anything to the contrary herein, the security interests in the Collateral securing the Notes (other than as set forth in the following proviso) will not be required to be in place on the Issue Date and will not be perfected on such date, but will be required to be put in place no later than 90 days after the Issue Date (or such longer period as to which the ABL Collateral Agent may agree with respect to the ABL Credit Agreement); provided, however, the perfection of the security interests (1) in the certificated Capital Stock of the Issuer and the Issuer’s Wholly Owned Domestic Subsidiaries will be required to be delivered on the Issue Date and (2) in other assets with respect to which a Lien may be perfected by the filing of a UCC financing statement (or equivalent), which UCC financing statement (or equivalent) will be required to be filed as of the Issue Date.

Section 12.2.     Release of Collateral.

(a)           Collateral may be released from the Lien and security interest created by the Notes Collateral Documents at any time and from time to time in accordance with the provisions of the Notes Collateral Documents, the Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Notes Collateral Documents, the Intercreditor Agreements and this Indenture, the property and other assets of the Issuer and the Guarantors constituting Collateral shall be automatically released from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1)           as to the Collateral of any Guarantor and/or the pledged Capital Stock of such Guarantor, such Collateral and/or Capital Stock shall be released upon a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of any Subsidiary Guarantor or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of any Subsidiary Guarantor to a Person other than to the Issuer or another Guarantor, in each case, so long as such sale, transfer or other disposition is not prohibited by Section 3.5;

(2)           as to the Collateral of any Guarantor and/or the pledged Capital Stock of such Guarantor, such Collateral and/or Capital Stock shall be released upon the designation in accordance with the Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Subsidiary Guarantor is no longer a Restricted Subsidiary or the Subsidiary Guarantor becomes an Excluded Subsidiary;

(3)           as to the Collateral of any Guarantor and/or the pledged Capital Stock of such Guarantor, such Collateral and/or Capital Stock shall be released upon such Guarantor being (or being substantially concurrently) released or discharged from all of its Guarantees of payment (i) of any Indebtedness of the Issuer under the ABL Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.9, including a release as a result of the repayment in full or termination of the Indebtedness specified in (i) or (ii) under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release and if such Indebtedness of such Subsidiary Guarantor under the ABL Credit Agreement or any Other Guarantee is so reinstated, such Guarantee shall also be reinstated);

(4)           as to the pledged Capital Stock of any Guarantor, upon the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Subsidiary Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(5)           to the extent such Collateral is comprised of property leased to the Issuer or a Guarantor, upon the termination or expiration of such lease;

(6)           with respect to any Collateral that is or becomes an Excluded Asset or that is or becomes subject to certain Permitted Liens;

(7)           as provided under the ABL-Notes Intercreditor Agreement; and

(8)           as described in the second paragraph under Section 3.7.

(b)           In the event of a sale, transfer or other disposition of the ABL Priority Collateral or any such ABL Priority Collateral becoming excluded collateral under the ABL Collateral Documents (regardless of whether or not an Event of Default has occurred and is continuing under the Notes Documents at the time of such sale, transfer or other disposition or any such ABL Priority Collateral becoming excluded collateral under the ABL Collateral Documents), the Lien on such ABL Priority Collateral securing the Notes and the Guarantees will terminate and be released automatically and without further action if the Liens of the ABL Collateral Agent on such Collateral are released and if such sale, transfer or other disposition either (A) is then not prohibited by the Notes Documents or (B) occurs in connection with the foreclosure upon or other exercise of rights and remedies with respect to such ABL Priority Collateral (including, in connection with any liquidation of ABL Priority Collateral consented to by the ABL Collateral Agent); provided that such Lien securing the Notes and the Guarantees shall remain in place with respect to any proceeds of a sale, transfer or other disposition under this paragraph that remain after the associated discharge of ABL Obligations. The first priority Liens on the Collateral securing the Notes and the Guarantees shall also terminate and be released automatically in connection with a sale, transfer or disposition of Notes Priority Collateral that occurs in connection with the foreclosure of, or other exercise of remedies with respect to, Notes Priority Collateral by the Notes Collateral Agent (except with respect to the proceeds of such sale, transfer or disposition).

(c)           The Liens on the Collateral securing the Notes and the Guarantees also will be automatically released and without further action upon (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations (other than contingent indemnity obligations for which no demand has been made) under this Indenture, the Guarantees and the Notes Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, or (ii) a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.2 and Section 8.3 hereof or a discharge of this Indenture as described under Section 11.1 hereof.

(d)          With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Notes Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL-Notes Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release and any instruments of termination, satisfaction or release reasonably requested by and prepared by the Issuer, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Collateral Documents, the Pari Passu Intercreditor Agreement (if any), any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement and shall do or cause to be done (at the Issuer’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Notes Collateral Document or in the Pari Passu Intercreditor Agreement (if any), any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

(e)           The Issuer and the Guarantors shall not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Notes Collateral Documents and the ABL-Notes Intercreditor Agreement. For the avoidance of doubt, nothing in this Section 12.2 will restrict the incurrence of Indebtedness secured by Permitted Liens or Permitted Collateral Liens.

Section 12.3.     Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement and the ABL-Notes Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)           enforce any of the terms of the Notes Collateral Documents; and

(b)          collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement and the ABL-Notes Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.4.     Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement and the ABL-Notes Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.5.     Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 12.6.     Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.7.     Notes Collateral Agent.

(a)                 The Issuer and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Notes Collateral Documents and each Intercreditor Agreement, and the Issuer and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Notes Collateral Documents and each Intercreditor Agreement, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Notes Collateral Documents and each Intercreditor Agreement, and consents and agrees to the terms of each Intercreditor Agreement and each Notes Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 12.7. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, each Intercreditor Agreement and the Notes Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Notes Collateral Documents and each Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Notes Collateral Documents and each Intercreditor Agreement, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Notes Collateral Documents and each Intercreditor Agreement, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                The Notes Collateral Agent may perform any of its duties under this Indenture, the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c)                 The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Notes Collateral Document, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(d)                [Reserved]

(e)                 The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.7).

(f)                  The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. If the Notes Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Notes Collateral Agent. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.7 (and Section 7.7 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)                U.S. Bank National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)                The Notes Collateral Agent is authorized and directed to (i) enter into the Notes Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into a Pari Passu Intercreditor Agreement and any supplement thereto from time to time after Issue Date, (iii) enter into the ABL-Notes Intercreditor Agreement on the Issue Date, (iv) enter into any Acceptable Intercreditor Agreement and any supplement thereto from time to time after the Issue Date, (v) enter into any supplement to the ABL-Notes Intercreditor Agreement on or after the Issue Date, (vi) make the representations of the Holders set forth in the Notes Collateral Documents, the Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or the ABL-Notes Intercreditor Agreement, (vii) bind the Holders on the terms as set forth in the Notes Collateral Documents or the Intercreditor Agreements, and (viii) perform and observe its obligations under the Notes Collateral Documents and the Intercreditor Agreements.

(i)                  If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements.

(j)                  The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control. Should the Trustee obtain possession or control of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)                The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Notes Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Notes Collateral Document or the Intercreditor Agreements other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Notes Collateral Documents.

(l)                  If the Issuer or any Guarantor (i) incurs any obligations which are subordinated to or pari passu to the Notes at any time when no applicable intercreditor agreement is in effect or at any time when such subordinated or pari passu obligations entitled to the benefit of an existing Pari Passu Intercreditor Agreement, any Acceptable Intercreditor Agreement or ABL-Notes Intercreditor Agreement is concurrently retired, and (ii) delivers to the Trustee and the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Trustee and Notes Collateral Agent, if applicable, to enter into an intercreditor agreement (on substantially the same terms as the ABL-Notes Intercreditor Agreement, any Acceptable Intercreditor Agreement or a Pari Passu Intercreditor Agreement, if any) in favor of a designated agent or representative for the holders of the subordinated or pari passu obligations, as applicable, so incurred, together with an Opinion of Counsel, the Notes Collateral Agent and Trustee, if applicable, shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Trustee and Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)               No provision of this Indenture, any Intercreditor Agreement or any Notes Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, any Intercreditor Agreement or the Notes Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n)                The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, any Intercreditor Agreement and the Notes Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)                Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)                The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Notes Collateral Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreements or any Notes Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreements and the Notes Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreements and the Notes Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreements and any Notes Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreements and the Notes Collateral Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Notes Collateral Documents and the Intercreditor Agreements.

(q)                The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements and the Notes Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the ABL-Notes Intercreditor Agreement the Pari Passu Intercreditor Agreement, if any, any Acceptable Intercreditor Agreement and the Notes Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in either of the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee, as applicable, to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, each of the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of either of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r)                  Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Notes Collateral Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Notes Collateral Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.7(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Notes Collateral Document. Other than as set forth in this Indenture, any such execution of a Notes Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Notes Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Notes Collateral Documents (subject to the first sentence of this Section 12.7(r)).

(s)                   Subject to the provisions of the applicable Notes Collateral Documents and the Intercreditor Agreements, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreements and the Notes Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Notes Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable. Each Holder, by acceptance of the Notes, authorizes and directs the Notes Collateral Agent to execute and deliver the ABL-Notes Intercreditor Agreement, in its capacity as Initial Notes Priority Agent (as defined therein), and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. Each Holder, by acceptance of the Notes, authorizes and directs the Notes Collateral Agent and the Trustee, as applicable to execute and deliver any Pari Passu Intercreditor Agreement and/or any Acceptable Intercreditor Agreement and, in each case, all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof.

(t)                  After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Notes Collateral Documents or the Intercreditor Agreements.

(u)                The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Collateral Documents or the Intercreditor Agreements and to the extent not prohibited under the Intercreditor Agreements for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)                In each case that the Notes Collateral Agent may or is required hereunder or under any Notes Collateral Document or Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Notes Collateral Document or Intercreditor Agreement, the Notes Collateral Agent may, but shall not be required to (unless otherwise required by Section 9.2), seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)               Notwithstanding anything to the contrary in this Indenture or in any Notes Collateral Document or the Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Notes Collateral Documents or the Intercreditor Agreements (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Notes Collateral Documents or the security interests or Liens intended to be created thereby; provided that to the extent the Notes Collateral Agent is in possession of any Collateral or has actually received any moneys pursuant to the Notes Collateral Documents, it shall be subject to the requirements of Section 13 of the Collateral Agreement with respect thereto.

(x)                 Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.7 and Section 13.2 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)                The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Notes Collateral Documents were named as this Indenture herein. The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.7, as if references therein to Trustee were references to Notes Collateral Agent.

Article XIII

MISCELLANEOUS

Section 13.1.     Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

CPI CG Inc.
c/o CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: John Lowe, Chief Financial Officer
Email: [*****]

With a copy to (same address): Sarah Kilgore, Chief Legal and Compliance Officer
Email: [*****] legalnotice@cpicardgroup.com

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Paul Choi and Lindsey A. Smith

if to the Trustee or the Notes Collateral Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

U.S. Bank National Association, as Trustee
8 Greenway Plaza, Suite 1100
Houston, TX 77046

Attention: Alejandro Hoyos
E-mail: [*****]

The Issuer, the Trustee or the Notes Collateral Agent, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and one (1) calendar day after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or Notes Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 13.2.     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee and/or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee and, if such action relates to a Notes Collateral Document or an Intercreditor Agreement, the Notes Collateral Agent:

(1)                an Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)                an Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 13.3 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 13.3.     Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1)                a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)                a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)                a statement that, in the opinion of such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)                a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.4.     When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee or the Notes Collateral Agent shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee or the Notes Collateral Agent, as the case may be, actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.5.     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.6.     Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.7.     Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.8.     Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder, the Trustee or the Notes Collateral Agent arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Section 13.9.     Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.10.  USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.11.  No Recourse Against Others. No director, officer, manager, partner, member, employee, incorporator, equityholder or stockholder of the Issuer or any Subsidiary or Affiliate of the Issuer, as such (other than the Issuer or a Restricted Subsidiary), will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Notes Collateral Documents, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.12.  Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind their respective successors.

Section 13.13.  Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format except for facsimile and PDF unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party to this Agreement assumes all risks arising out of the use of electronic signatures and electronic methods to send notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized notice and the risk of interception or misuse by third parties.

Section 13.14.  Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.15.  Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee and Notes Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.16.  Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.17.  [Reserved].

Section 13.18.  Waiver of Immunities. To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

Section 13.19.  Judgment Currency. The Issuer and each Guarantor, jointly and severally, agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Section 13.20.  Intercreditor Agreements. Reference is made to the ABL-Notes Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any) and any Acceptable Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement and (b) authorizes and instructs the Trustee and the Notes Collateral Agent, as applicable, to enter into each Intercreditor Agreement as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the ABL-Notes Intercreditor Agreement.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

CPI CG INC.

By:	/s/ John Lowe
	Name:	John Lowe
	Title:	Vice President

HOLDINGS

CPI Card Group Inc.

By:	/s/ John Lowe
	Name:	John Lowe
	Title:	Chief Financial Officer

Other Guarantors

CPI Card Group - Indiana, Inc.

CPI Card Group - Tennessee, Inc.

CPI Card Group - Minnesota, Inc.

CPI Holding Co.

CPI Card Group - Colorado, Inc.

By:	/s/ John Lowe
	Name:	John Lowe
	Title:	Vice President

[Signature Page to this Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and as Notes Collateral Agent

By:	/s/ Alejandro Hoyos
	Name:	Alejandro Hoyos
	Title:	Vice President

[Signature Page to this Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO.
ISIN NO.

CPI CG INC.

8.625% Senior Secured Notes due 2026

CPI CG Inc., a Delaware corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on March 15, 2026.

Interest Payment Dates: March 15 and September 15 commencing on September 15, 2021

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.

[2]	Insert in Global Notes only.

[3]	Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

CPI CG INC.

By:	Name: Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 8.625% Senior Secured Notes due 2026 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

	By:	Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]
CPI CG INC.
8.625% SENIOR SECURED NOTES DUE 2026

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.       Interest

The Issuer promises to pay interest on the principal amount of this Note at 8.625% per annum from March 15, 2021 until maturity. The Issuer will pay interest semi-annually in arrears every March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be September 15, 2021. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.       Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding March 1 and September 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the corporate trust office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture ; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a Dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.       Paying Agent and Registrar

Initially, U.S. Bank National Association (in such capacity, as applicable, the “Trustee” and the “Notes Collateral Agent”) shall act as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.       Indenture

The Issuer issued the Notes under an Indenture dated as of March 15, 2021, among the Issuer, the Guarantors from time to time party thereto, the Trustee and the Notes Collateral Agent (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 8.625% Senior Secured Notes due 2026 referred to in the Indenture. The Notes include (i) $310,000,000 principal amount of the Issuer’s 8.625% Senior Secured Notes due 2026 issued under the Indenture on March 15, 2021 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to March 15, 2021 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5.       Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.

6.       Redemption and Repurchase.

The Notes are subject to optional and mandatory redemption, and may be the subject of certain repurchase events, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.       Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

8.       Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.       Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

10.     Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

11.     Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes and the Notes Collateral Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement the Indenture, the Notes and the Notes Collateral Documents as provided in the Indenture.

12.     Defaults and Remedies

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, interest, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

13.     Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

14.     No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

15.     Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.     Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.     CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.     Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.     Security

The Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Notes Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreements, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Notes Collateral Agent, as applicable, to enter into the Notes Collateral Documents and the Intercreditor Agreements on or following the Issue Date, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

CPI CG Inc.
c/o CPI Card Group Inc.
Littleton, CO 80127
Attention: John Lowe, Chief Financial Officer
with a copy to: Sarah Kilgore, Chief Legal Officer

Email: [*****]

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attention: Paul Choi and Lindsey A. Smith

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904; or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐ Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature ____________________________________________________

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _______________________________________________________________

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[          ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [ ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), CPI CG Inc., as Issuer, and U.S. Bank National Association, a national banking association, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors party thereto and the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture dated as of March 15, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $310 million of 8.625% Senior Secured Notes due 2026 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Notes Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1 of the Indenture.

Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9. The Trustee and the Notes Collateral Agent. The Trustee and the Notes Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY], as a Guarantor

By:
Name:
Title:

CPI CG INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

EXHIBIT C

[FORM OF]

PARI PASSU INTERCREDITOR AGREEMENT

[See attached]

C-1

[FORM OF]

PARI PASSU INTERCREDITOR AGREEMENT

dated as of [     ],

among

CPI CARD GROUP, INC.,

CPI CG INC.,

the other GRANTORS party hereto,

U.S. BANK NATIONAL ASSOCIATION,
in its capacity as
the Notes Collateral Agent, as the Authorized Representative for the Indenture Secured
Parties,

[            ],

as the Initial Additional Authorized Representative,

and

each ADDITIONAL AUTHORIZED REPRESENTATIVE from time to time party hereto

PARI PASSU INTERCREDITOR AGREEMENT, dated as of [       ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among CPI CARD GROUP, INC., a Delaware corporation (“Parent”), CPI CG INC., a Delaware corporation (the “Company”), the other GRANTORS (as defined below) party hereto, U.S. BANK NATIONAL ASSOCIATION, as notes collateral agent (in such capacity, along with its successors and permitted assigns, the “Notes Collateral Agent”), as Authorized Representative for the Indenture Secured Parties under the Indenture (as defined below), [                         ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, along with its successors and permitted assigns, the “Initial Additional Authorized Representative”), and each Additional Authorized Representative from time to time party hereto, as the Authorized Representative for any Secured Parties of any other Class.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Authorized Representative, for itself and on behalf of its Related Secured Parties, hereby agrees as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Indenture referred to below. As used in this Agreement, the following terms have the meanings specified below:

“ABL/Bond Intercreditor Agreement” means the Intercreditor Agreement, dated as of March 15, 2021, by between U.S. Bank National Association, as Notes Collateral Agent, and the ABL Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Collateral Agent” means Wells Fargo Bank, National Association, a national banking association, any successor or assign under the ABL Credit Agreement, and/or any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent” or similar term under the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of March 15, 2021, by and among the Parent, the Company, the other Grantors party thereto as borrowers or guarantors, the financial institutions party thereto as lenders and agents, and ABL Collateral Agent, as administrative agent, as amended, restated, modified, renewed, refunded, replaced, increased, extended or refinanced in whole or in part from time to time under the same or any other agent, lender or group of lenders, including in the form of notes issued under an indenture in a securities offering.

“Additional Authorized Representative” has the meaning assigned to such term in Article VI.

“Additional Authorized Representative Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit I, appropriately completed.

“Additional Pari Passu Lien Documents” means the indentures, loan agreements, note purchase agreements or other agreements under which Additional Pari Passu Lien Obligations of any Class are issued or incurred and all other notes, instruments, agreements and other documents evidencing or governing Additional Pari Passu Lien Obligations of such Class or providing any guarantee, Lien or other right in respect thereof.

“Additional Pari Passu Lien Obligations” means all obligations of the Company and the other Grantors that shall have been designated as such pursuant to Article VI.

“Additional Secured Parties” means the holders of any Additional Pari Passu Lien Obligations.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Authorized Representatives” means the Notes Collateral Agent, the Initial Additional Authorized Representative and each Additional Authorized Representative.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06.

“Bankruptcy Code” means Title 11 of the United States Code as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks in the state of New York and the State where the Corporate Trust Office of the Notes Collateral Agent are authorized or required by law to remain closed.

“Class”, when used in reference to (a) any Pari Passu Lien Obligations, refers to whether such Pari Passu Lien Obligations are the Noteholder Claims, the Initial Additional Pari Passu Lien Obligations or the Additional Pari Passu Lien Obligations of any Series, (b) any Authorized Representative, refers to whether such Authorized Representative is the Notes Collateral Agent, the Initial Additional Authorized Representative or the Additional Authorized Representative with respect to the Additional Pari Passu Lien Obligations of any Series, (c) any Secured Parties, refers to whether such Secured Parties are the Indenture Secured Parties, the Initial Additional Secured Parties or the Additional Secured Parties with respect to the Additional Pari Passu Lien Obligations of any Series, and (d) any Pari Passu Lien Documents, refers to whether such Pari Passu Lien Documents are the Noteholder Documents, the Initial Additional Pari Passu Lien Documents or the Additional Pari Passu Lien Documents with respect to Additional Pari Passu Lien Obligations of any Series.

“Collateral” means all assets of the Grantors now or hereafter subject to a Lien created pursuant to any Pari Passu Lien Security Document to secure any Pari Passu Lien Obligations.

“Company” has the meaning assigned to such term in the preamble hereto.

“Controlling Collateral Agent” means, (a) until the earlier of (i) Discharge of the Noteholder Claims and (ii) the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Notes Collateral Agent and (b) from and after the earlier of (i) the Discharge of the Noteholder Claims and (ii) the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Secured Parties of the same Class as the Authorized Representative that is the Controlling Collateral Agent with respect to such Shared Collateral at such time.

“Corporate Trust Office of the Notes Collateral Agent” mean the designated corporate trust office of U.S. Bank National Association, as indicated in Section 7.01 hereto, or such office designated by any successor Notes Collateral Agent.

“Default” means a “Default” (or a similar event, however denominated) as defined in any Pari Passu Lien Document.

“Designated Notes Priority Agent” means (i) if at any time there is only one series of Pari Passu Lien Obligations, the Authorized Representative for such Pari Passu Lien Obligations and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent. The Designated Notes Priority Agent as of the date hereof is the Notes Collateral Agent.

“DIP Financing” has the meaning assigned to such term in Section 2.06.

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06.

“DIP Lenders” has the meaning assigned to such term in Section 2.06.

“Discharge” means, with respect to any Shared Collateral and Pari Passu Lien Obligations of any Class, the date on which Pari Passu Lien Obligations of such Class are no longer secured by Liens on such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Event of Default” means an “Event of Default” (or a similar event, however denominated) as defined in any Pari Passu Lien Document.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit II, appropriately completed.

“Grantors” means, at any time, the Parent, the Company and each of its Subsidiaries that, at such time, has granted a security interest in any of its assets pursuant to any Pari Passu Lien Security Document to secure any Pari Passu Lien Obligations of any Class. The Persons that are Grantors on the date hereof are set forth on Schedule I.

“Impairment” has the meaning assigned to such term in Section 2.02.

“Indenture” means the Indenture dated as of March 15, 2021, by and among the Company, as Issuer, the guarantors from time to time party thereto, the Trustee, and the Notes Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Indenture Secured Parties” means the Trustee, the Notes Collateral Agent, the Holders and the Persons holding Noteholder Claims.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the preamble hereto.

“Initial Additional Pari Passu Lien Documents” means that certain [         ] dated as of [         ], among the Company, [the guarantors identified therein] and [         ], and all other instruments, agreements and other documents evidencing or governing Initial Additional Pari Passu Lien Obligations or providing any guarantee, Lien or other right in respect thereof.

“Initial Additional Pari Passu Lien Obligations” has the meaning assigned to the term [         ] in the Initial Additional Pari Passu Lien Documents.

“Initial Additional Secured Parties” means the holders of any Initial Additional Pari Passu Lien Obligations.

“Insolvency or Liquidation Proceeding” means:

(a)       any case or proceeding commenced by or against any Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(b)       any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c)       any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.02.

“Intervening Lien” has the meaning assigned to such term in Section 2.02.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative (other than the Notes Collateral Agent) of the Class of Pari Passu Lien Obligations, if any, that constitutes the largest outstanding principal amount of any then outstanding Class of Pari Passu Lien Obligations (excluding Noteholder Claims) with respect to such Shared Collateral, but solely to the extent that such Class of Pari Passu Lien Obligations has a larger aggregate principal amount than the Noteholder Claims then outstanding.

“Mortgaged Property” means any parcel of real property and improvements thereto that constitute Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Controlling Collateral Agent at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative in respect of any Shared Collateral, the date that is ninety (90) days (throughout which ninety (90)-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative with respect to such Shared Collateral) after the occurrence of both (a) an Event of Default (under and as defined in the applicable Pari Passu Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (b) the Notes Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (i) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative with respect to such Shared Collateral and that an Event of Default (under and as defined in the applicable Pari Passu Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (ii) the Pari Passu Lien Obligations of the Class with respect to which such Non- Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Pari Passu Lien Documents of such Class; provided, however, that the Non- Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes hereof) with respect to any Shared Collateral (A) at any time the Controlling Collateral Agent has commenced and is pursuing any enforcement action with respect to such Shared Collateral, (B) at any time the Controlling Collateral Agent is stayed under the ABL/Bond Intercreditor Agreement from pursuing any enforcement action with respect to such Shared Collateral, or (C) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, at any time with respect to any Shared Collateral, the Secured Parties that are not Controlling Secured Parties at such time with respect to such Shared Collateral.

“Noteholder Claims” shall mean all Obligations in respect of the Notes or arising under the Noteholder Documents or any of them, including all fees and expenses of the Notes Collateral Agent and the Trustee thereunder.

“Noteholder Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Noteholder Claim, other than Excluded Assets.

“Noteholder Collateral Agreement” shall mean the “Collateral Agreement” as defined in the Indenture.

“Noteholder Collateral Documents” shall mean the “Notes Collateral Documents” as defined in the Indenture.

“Noteholder Documents” shall mean (a) the Indenture, the Notes, the Noteholder Collateral Documents and the other Notes Documents and (b) any other related document or instrument executed and delivered pursuant to any Noteholder Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Notes” shall mean any securities issued under the Indenture.

“Notes Collateral Agent” has the meaning assigned to such term in the preamble hereto.

“Pari Passu Lien Documents” means, collectively, (a) all the Noteholder Documents, (b) all the Initial Additional Pari Passu Lien Documents and (c) all the Additional Pari Passu Lien Documents.

“Pari Passu Lien Obligations” means (a) all the Noteholder Claims, (b) all the Initial Additional Pari Passu Lien Obligations and (c) all the Additional Pari Passu Lien Obligations.

“Pari Passu Lien Security Documents” means the Noteholder Collateral Documents and each other agreement entered into in favor of an Authorized Representative for the purpose of securing Pari Passu Lien Obligations of any Class.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Possessory Collateral” means any Shared Collateral in the possession of the Controlling Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code, or similar statute or law of any jurisdiction, as applicable.

“Proceeds” has the meaning assigned to such term in Section 2.01(b).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Parties” means, with respect to the Authorized Representative of any Class, the Secured Parties of such Class.

“Secured Parties” means (a) the Indenture Secured Parties, (b) the Initial Additional Secured Parties and (c) the Additional Secured Parties.

“Series” means, when used in reference to Additional Pari Passu Lien Obligations, such Additional Pari Passu Lien Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Authorized Representative.

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Classes of Pari Passu Lien Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. If more than two Classes of Pari Passu Lien Obligations are outstanding at any time and the holders of less than all Classes of Pari Passu Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Classes of Pari Passu Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Class which does not have a valid and perfected security interest in such Collateral at such time.

“Trustee” means U.S. Bank National Association, as trustee under the Indenture, and its successors and permitted assigns in such capacity.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01. Equal Priority.

(a)       Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing Pari Passu Lien Obligations of any Class, and notwithstanding any provision of the Uniform Commercial Code or similar statute or law of any jurisdiction, as applicable, any other applicable law or any Pari Passu Lien Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02), each Authorized Representative, for itself and on behalf of its Related Secured Parties, agrees that valid and perfected Liens on any Shared Collateral securing Pari Passu Lien Obligations of any Class shall be of equal priority with valid and perfected Liens on such Shared Collateral securing Pari Passu Lien Obligations of any other Class.

(b)       Each Authorized Representative, for itself and on behalf of its Related Secured Parties, agrees that, notwithstanding any provision of any Pari Passu Lien Document to the contrary (but subject to Section 2.02), if (i) an Event of Default shall have occurred and is continuing and such Authorized Representative or any of its Related Secured Parties is taking action to enforce rights or exercise remedies in respect of any Shared Collateral, (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding or (iii) such Authorized Representative or any of its Related Secured Parties receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than this Agreement), then the proceeds of any sale, collection or other liquidation of any Shared Collateral obtained by such Authorized Representative or any of its Related Secured Parties on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Authorized Representative or any of its Related Secured Parties (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall, subject to the ABL/Bond Intercreditor Agreement, be applied as follows:

(i)       FIRST, to the payment of all amounts owing to the Authorized Representatives and the Trustee pursuant to the terms of the Pari Passu Lien Documents;

(ii)       SECOND, to the payment of the Pari Passu Lien Obligations of each Class for the principal, premium, if any, and interest on a ratable basis, owing to them on the date of such determination; and

(iii)       THIRD, to the Company and the other Grantors or their successors or permitted assigns, as their interests may appear, or as a court of competent jurisdiction may direct.

(c)       It is acknowledged that the Pari Passu Lien Obligations of any Class may, to the extent permitted in the Pari Passu Lien Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Secured Parties of any Class.

SECTION 2.02. Impairments. It is the intention of the parties hereto that the Secured Parties of each Class (and not the Secured Parties of any other Class) bear the risk of (a) any determination by a court of competent jurisdiction that (i) any Pari Passu Lien Obligations of such Class are unenforceable under applicable law or are subordinated to any other obligations (other than to any Pari Passu Lien Obligations of any other Class), (ii) any Pari Passu Lien Obligations of such Class do not have a valid and perfected Lien on any of the Collateral securing any Pari Passu Lien Obligations of any other Class and/or (iii) any Person (other than any Authorized Representative or any Secured Party) has a Lien on any Shared Collateral that is senior in priority to the Lien on such Shared Collateral securing Pari Passu Lien Obligations of such Class, but junior to the Lien on such Shared Collateral securing any Pari Passu Lien Obligations of any other Class (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”), or (b) the existence of any Collateral securing Pari Passu Lien Obligations of any other Class that does not constitute Shared Collateral with respect to Pari Passu Lien Obligations of such Class (any condition referred to in clause (a) or (b) with respect to Pari Passu Lien Obligations of such Class being referred to as an “Impairment” of such Class); provided that the existence of any limitation on the maximum claim that may be made against any Mortgaged Property that applies to Pari Passu Lien Obligations of all Classes shall not be deemed to be an Impairment of Pari Passu Lien Obligations of any Class. In the event an Impairment exists with respect to Pari Passu Lien Obligations of any Class, the results of such Impairment shall be borne solely by the Secured Parties of such Class, and the rights of the Secured Parties of such Class (including the right to receive distributions in respect of Pari Passu Lien Obligations of such Class pursuant to Section 2.01(b)) set forth herein shall be modified to the extent necessary so that the results of such Impairment are borne solely by the Secured Parties of such Class. In furtherance of the foregoing, in the event Pari Passu Lien Obligations of any Class shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or Proceeds to be distributed in respect of Pari Passu Lien Obligations of such Class. In addition, in the event the Pari Passu Lien Obligations of any Class are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to the Pari Passu Lien Obligations of such Class or the Pari Passu Lien Documents of such Class shall refer to such obligations or such documents as so modified.

SECTION 2.03. Actions with Respect to Shared Collateral; Prohibition on Certain Contests.

(a)       Notwithstanding anything to the contrary in the Pari Passu Lien Documents (other than this Agreement), (i) only the Controlling Collateral Agent shall, and shall have the right to, exercise, or refrain from exercising, any rights, remedies and powers with respect to the Shared Collateral, including any action to enforce its security interest in or realize upon any Shared Collateral and any right, remedy or power with respect to any Shared Collateral under any intercreditor agreement (other than this Agreement), (ii) the Controlling Collateral Agent shall not be required to follow any instructions or directions with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other Non-Controlling Secured Party) it being understood and agreed that the Controlling Collateral Agent shall not be required to take any action that could expose the Controlling Collateral Agent to liability or be contrary to any Pari Passu Lien Security Document or applicable law, and (iii) no Non- Controlling Authorized Representative or any other Non-Controlling Secured Party shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, take any other action to enforce its security interest in or realize upon, or exercise any other right, remedy or power with respect to (including any right, remedy or power under any intercreditor agreement other than this Agreement) any Shared Collateral, whether under any Pari Passu Lien Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, and in accordance with the applicable Pari Passu Lien Security Documents, shall be entitled to take any such actions or exercise any such rights, remedies and powers with respect to Shared Collateral. Notwithstanding the equal priority of the Liens established under Section 2.01(a), the Controlling Collateral Agent may deal with the Shared Collateral as if the Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or any Controlling Secured Party, or any other exercise by the Controlling Collateral Agent or any Controlling Secured Party of any rights, remedies or powers with respect to the Shared Collateral, or seek to cause the Controlling Collateral Agent to do so. Nothing in this paragraph shall be construed to limit the rights and priorities of the Controlling Collateral Agent, any Authorized Representative or any other Secured Party with respect to any Collateral not constituting Shared Collateral.

(b)       Each of the Authorized Representatives agrees, for itself and on behalf of its Related Secured Parties, that they will not accept any Lien on any asset of any Grantor securing Pari Passu Lien Obligations of any Class for the benefit of any Secured Party of such Class other than pursuant to the Pari Passu Lien Security Documents, other than (i) any funds deposited for the discharge or defeasance of Pari Passu Lien Obligations of any Class and (ii) any rights of set-off created under the Pari Passu Lien Documents of any Class.

(c)       Each of the Authorized Representatives agrees, for itself and on behalf of its Related Secured Parties, that neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) challenge or contest or support any other Person in challenging or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity, attachment, creation, perfection, priority or enforceability of a Lien held by or on behalf of any other Authorized Representative or any of its Related Secured Parties in all or any part of the Collateral, (ii) the validity, enforceability or effectiveness of any Pari Passu Lien Obligation of any Class or any Pari Passu Lien Security Document of any Class or (iii) the validity, enforceability or effectiveness of the priorities, rights or duties established by, or other provisions of, this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative or any of its Related Secured Parties to enforce this Agreement.

SECTION 2.04. No Interference; Payment Over.

(a)       Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, agrees that (i) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) take or cause to be taken any action the purpose of which is, or could reasonably be expected to be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (ii) except as provided in Section 2.03, neither such Authorized Representative nor its Related Secured Parties shall have any right (A) to direct the Controlling Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) to consent to the exercise by the Controlling Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Shared Collateral, (iii) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) institute any suit or proceeding, or assert in any suit or proceeding any claim, against the Controlling Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or such other Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement and the ABL/Bond Intercreditor Agreement, and (iv) neither such Authorized Representative nor its Related Secured Parties will (and each hereby waives any right to) seek to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Authorized Representative or any of its Related Secured Parties to enforce this Agreement.

(b)       Each Authorized Representative, on behalf of itself and its Related Secured Parties, agrees that if such Authorized Representative or any of its Related Secured Parties shall at any time obtain possession of any Shared Collateral or receive any Proceeds or payment in respect thereof (other than as a result of any application of Proceeds pursuant to Section 2.01(b)), in each case, pursuant to the applicable Pari Passu Lien Documents or as a result of the enforcement of any rights available to it under applicable law or in any bankruptcy, insolvency, or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of Pari Passu Lien Obligations of each other Class, (i) such Authorized Representative or its Related Secured Party, as the case may be, shall promptly inform each Authorized Representative thereof, (ii) such Authorized Representative or its Related Secured Party shall hold such Shared Collateral or Proceeds in trust for the benefit of the Secured Parties of any Class entitled thereto pursuant to Section 2.01(b) and (iii) such Authorized Representative or its Related Secured Party shall promptly transfer such Shared Collateral or Proceeds to the Controlling Collateral Agent, for distribution in accordance with Section 2.01(b).

SECTION 2.05. Automatic Release of Liens; Amendments to Pari Passu Lien Security Documents.

(a)       Subject to the terms of the ABL/Bond Intercreditor Agreement, if, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each Authorized Representative for the benefit of each Class of Secured Parties upon such Shared Collateral will automatically be released and discharged; provided that any proceeds of any Shared Collateral realized by any Secured Party therefrom shall be applied pursuant to Section 2.01 hereof.

(b)       Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that each Authorized Representative may enter into any amendment to any Pari Passu Lien Security Document so long as such amendment is not prohibited by the terms of each then extant Pari Passu Lien Document, in each case, without the consent of any other Authorized Representative or its related Secured Parties.

(c)       Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such consents, confirmations, authorizations and other instruments as necessary or shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral or amendment or modification to any Pari Passu Lien Security Document or to the ABL/Bond Intercreditor Agreement provided for in this Section.

SECTION 2.06. Certain Agreements with Respect to Bankruptcy and Insolvency Proceedings.

(a)       The Authorized Representative of each Class, for itself and on behalf of its Related Secured Parties, agrees that, if the Company or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, neither such Authorized Representative nor its Related Secured Parties will raise any objection to any such financing or to the Liens on the Shared Collateral securing any such financing (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, in each case unless the Controlling Collateral Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or such use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Controlling Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Passu Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Secured Parties of such Class retain the benefit of their Liens on all such Shared Collateral subject to the DIP Financing Liens, including proceeds thereof arising after the commencement of the Bankruptcy Case, with such Liens having the same priority with respect to Liens of the Secured Parties of any other Class (other than any Liens of the Secured Parties of such other Class constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of such Class are granted Liens on any additional collateral provided to the Secured Parties of any other Class as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with such Liens having the same priority with respect to Liens of the Secured Parties of any other Class (other than any Liens of the Secured Parties of such other Class constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (C) if any amount of such DIP Financing or cash collateral is applied to repay any Pari Passu Lien Obligations, such amount is applied in accordance with Section 2.01(b), and (D) if the Secured Parties of any Class are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with Section 2.01(b); provided, that the Secured Parties of each Class shall have a right to object to the grant, as security for the DIP Financing, of a Lien on any Collateral subject to Liens in favor of the Secured Parties of such Class or its Authorized Representative that shall not constitute Shared Collateral; provided, further, that any Secured Party receiving adequate protection granted in connection with the DIP Financing or such use of cash collateral shall not object to any other Secured Party receiving adequate protection comparable to any such adequate protection granted to such Secured Party.

(b)       This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Company or any other Grantor.

SECTION 2.07. Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Pari Passu Lien Obligations of any Class previously made shall be rescinded for any reason whatsoever (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), then the terms and conditions of Article II shall be fully applicable thereto until all the Pari Passu Lien Obligations of such Class shall again have been paid in full in cash.

SECTION 2.08. Insurance and Condemnation Awards. As between the Secured Parties, the Controlling Collateral Agent (acting pursuant to the applicable Pari Passu Lien Security Documents), shall have the exclusive right, subject to the rights of the Grantors under the Pari Passu Lien Security Documents, to settle and adjust claims in respect of Shared Collateral under policies of insurance covering or constituting Shared Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Shared Collateral; provided that any Proceeds arising therefrom shall be subject to Section 2.01(b).

SECTION 2.09. Refinancings. The Pari Passu Lien Obligations of any Class may be Refinanced, in whole or in part, in each case, without notice to, or the consent of, any Secured Party of any other Class, all without affecting the priorities provided for herein or the other provisions hereof; provided, that nothing in this Section shall affect any limitation on any such Refinancing that is set forth in the Pari Passu Lien Documents of any such other Class; provided, further, that if any obligations of the Grantors in respect of such Refinancing Indebtedness shall be secured by Liens on any Shared Collateral, then the administrative agent, trustee or similar representative of the holders of such Refinancing Indebtedness shall become a party hereto (to the extent not already a party hereto) and such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and the Authorized Representative of the holders of any such Refinancing Indebtedness shall have executed an Additional Authorized Representative Joinder Agreement.

SECTION 2.10. Controlling Collateral Agent as Gratuitous Bailee for Perfection.

(a)       The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Lien Security Documents, in each case subject to the terms and conditions of this Section. Each Authorized Representative agrees to deliver any Shared Collateral constituting Possessory Collateral promptly to the Controlling Collateral Agent and pending delivery to the Controlling Collateral Agent, each Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Passu Lien Security Documents, in each case, subject to the terms and conditions of this Section.

(b)       The duties or responsibilities of the Controlling Collateral Agent and each Authorized Representative under this Section shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties therein and (in the case of each Authorized Representative) delivering any Shared Collateral constituting Possessory Collateral promptly to the Controlling Collateral Agent.

ARTICLE III

DETERMINATIONS WITH RESPECT TO OBLIGATIONS AND LIENS

Whenever, in connection with the exercise of its rights or the performance of its obligations hereunder, the Controlling Collateral Agent or the Authorized Representative of any Class shall be required to determine the existence or amount of any Pari Passu Lien Obligations of any Class, or the Shared Collateral subject to any Lien securing the Pari Passu Lien Obligations of any Class (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the Authorized Representative of such Class and shall be entitled to make such determination on the basis of the information so furnished; provided that if, notwithstanding such request, the Authorized Representative of the applicable Class shall fail or refuse to promptly provide the requested information, the requesting Controlling Collateral Agent or Authorized Representative shall be entitled to make any such determination by reliance upon an Officer’s Certificate. The Controlling Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination or any action or not taken pursuant thereto.

ARTICLE IV

CONCERNING THE CONTROLLING COLLATERAL AGENT

SECTION 4.01. Appointment and Authority.

(a)       Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, hereby irrevocably appoints the Controlling Collateral Agent as such hereunder and under each of the Pari Passu Lien Security Documents, and authorizes the Controlling Collateral Agent to take such actions and to exercise such powers as are delegated to the Controlling Collateral Agent by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the Pari Passu Lien Obligations, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, hereby grants to the Controlling Collateral Agent any required powers of attorney to execute any Pari Passu Lien Security Document governed by the laws of such jurisdiction on such Secured Party’s behalf. Without limiting the generality of the foregoing, the Controlling Collateral Agent is hereby expressly authorized to execute (i) any and all documents (including releases) with respect to the Shared Collateral, and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and (ii) the ABL/Bond Intercreditor Agreement as Designated Notes Priority Agent.

(b)       Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Passu Lien Security Documents, without regard to any rights, remedies or powers to which the Non-Controlling Secured Parties would otherwise be entitled to as a result of their holding Pari Passu Lien Obligations. Without limiting the foregoing, each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, agrees that none of the Controlling Collateral Agent or any other Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Passu Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Passu Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Authorized Representatives, for itself and on behalf of its Related Secured Parties, waives any claim they may now or hereafter have against the Controlling Collateral Agent or the Authorized Representative or any Secured Party of any other Class arising out of (i) any actions that the Controlling Collateral Agent or any such Authorized Representative or Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale or other disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Passu Lien Obligations from any account debtor, guarantor or any other party) in accordance with the applicable Pari Passu Lien Security Documents or any other agreement related thereto or to the collection of the Pari Passu Lien Obligations or the valuation, use, protection or release of any security for the Pari Passu Lien Obligations, (ii) any election by any Controlling Collateral Agent or Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law by, the Company or any of their respective Subsidiaries, as debtor-in- possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Passu Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code or any equivalent section of any other similar statute or law of any jurisdiction, as applicable, without the consent of each Authorized Representative representing Secured Parties for whom such Collateral constitutes Shared Collateral.

SECTION 4.02. Rights as a Secured Party. The Person serving as the Controlling Collateral Agent hereunder shall have the same rights, protections and powers in its capacity as a Secured Party of any Class as any other Secured Party of such Class under any Pari Passu Lien Documents and may exercise the same as though it were not the Controlling Collateral Agent and the term “Secured Party”, “Secured Parties”, “Indenture Secured Party”, “Indenture Secured Parties”, “Initial Additional Secured Party”, “Initial Additional Secured Parties”, “Additional Secured Party” or “Additional Secured Parties”, as applicable, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Collateral Agent hereunder in its individual capacity.

SECTION 4.03. Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Pari Passu Lien Security Documents to which it is a party. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except to the extent directed and indemnified to its satisfaction pursuant to the Pari Passu Lien Security Documents to which the Controlling Collateral Agent is a party and is required to exercise, provided that the Controlling Collateral Agent shall not be required to take any action that may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement, the ABL/Bond Intercreditor Agreement, any Pari Passu Lien Security Document or applicable law;

(iii)       shall not, except as expressly set forth in this Agreement and in the Pari Passu Lien Security Documents to which the Controlling Collateral Agent is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of their respective Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv)       shall not be liable for any action taken or not taken by it (A) in the absence of its own gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction or (B) in reliance on an Officer’s Certificate stating that such action is permitted by the terms of this Agreement;

(v)       shall be deemed not to have knowledge of any Default or Event of Default under any Pari Passu Lien Documents of any Class unless and until written notice describing such Default or Event of Default is given to the Controlling Collateral Agent by the Authorized Representative of such Class or the Company in accordance with the applicable Pari Passu Lien Document;

(vi)       shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any Pari Passu Lien Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any Pari Passu Lien Document or any other agreement, instrument or document, or the validity, attachment, creation, perfection, priority or enforceability of any Lien purported to be created by the Pari Passu Lien Documents, (E) the value or the sufficiency of any Collateral for Pari Passu Lien Obligations of any Class or (F) the satisfaction of any condition set forth in any Pari Passu Lien Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent under the terms of this Agreement; and

(vii)       need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing by the Controlling Collateral Agent.

SECTION 4.04. Reliance by Controlling Collateral Agent. The Controlling Collateral Agent shall be entitled to conclusively rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent also shall be entitled to conclusively rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person. The Controlling Collateral Agent also shall be entitled to conclusively rely, and shall not incur any liability for relying, upon any Officer’s Certificate in making any determination under this Agreement. The Controlling Collateral Agent may consult with legal counsel (who may be counsel of its selection for the Company, any other Grantor or any Authorized Representative), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05. Delegation of Duties. The Controlling Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Pari Passu Lien Security Document by or through any one or more sub-agents appointed by the Controlling Collateral Agent. The Controlling Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent appointed by the Controlling Collateral Agent with due care and to the Affiliates of the Controlling Collateral Agent and any such sub-agent, and shall apply to their respective activities as the Controlling Collateral Agent. The Controlling Collateral Agent shall not have any liability for any acts or omissions of any sub-agent appointed by it with due care.

SECTION 4.06. Agent Capacity. Except as expressly provided herein or in the Noteholder Documents, U.S. Bank National Association is acting in the capacity of Notes Collateral Agent solely for the Indenture Secured Parties. It is understood and agreed that U.S. Bank National Association is executing, entering into and acting under this Agreement solely in its capacity as Notes Collateral Agent, and the provisions of the Indenture granting or extending any rights, protections, privileges, indemnities and immunities to U.S. Bank National Association in its capacity as Notes Collateral Agent thereunder shall also apply to its acting as Notes Collateral Agent and Controlling Collateral Agent hereunder, as if fully set forth herein. Without limiting the foregoing, in acting as Authorized Representative hereunder, the Notes Collateral Agent may seek and be fully protecting in relying on the direction of the Trustee or Holders holding a majority in aggregate principal amount of the Notes.

ARTICLE V

NO LIABILITY

SECTION 5.01. Information. The Controlling Collateral Agent or the Authorized Representative or Secured Parties of any Class shall have no duty to disclose to any Secured Party of any other Class any information relating to the Company or any of their respective Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the Pari Passu Lien Obligations, that is actually known to any of them or any of their Affiliates. If the Notes Collateral Agent or the Authorized Representative or any Secured Party of any Class, in its reasonable judgement, undertakes at any time to provide any such information to, as the case may be, the Authorized Representative or any Secured Party of any other Class, it shall be under no obligation (i) to make, and shall not be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation regarding such information.

SECTION 5.02. No Warranties or Liability.

(a)       Each Authorized Representative, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that neither the Controlling Collateral Agent nor the Authorized Representative or any Secured Party of any other Class has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Pari Passu Lien Documents, the ownership or value of any Shared Collateral or the perfection or priority of any Liens thereon. The Authorized Representative and the Secured Parties of any Class will be entitled to manage and supervise their loans and other extensions of credit in the manner determined by them.

(b)       No Authorized Representative or Secured Parties of any Class shall have any express or implied duty to the Authorized Representative or any Secured Party of any other Class to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a Default or an Event of Default under any Pari Passu Lien Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.

ARTICLE VI

ADDITIONAL PARI PASSU LIEN OBLIGATIONS

The Company may, at any time and from time to time, to the extent permitted by and subject to any limitations contained in the Pari Passu Lien Documents in effect at such time, designate additional Indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Company or any other Grantor that would, if such Liens were granted, constitute Shared Collateral as Additional Pari Passu Lien Obligations by delivering to the Controlling Collateral Agent and each Authorized Representative party hereto at such time an Officer’s Certificate:

(a)       describing the Indebtedness and other obligations being designated as Additional Pari Passu Lien Obligations, and including a statement of the maximum aggregate outstanding principal amount of such Indebtedness as of the date of such certificate;

(b)       setting forth the Additional Pari Passu Lien Documents under which such Additional Pari Passu Lien Obligations are issued or incurred or the guarantees of such Additional Pari Passu Lien Obligations are, or are to be, created, and attaching copies of such Additional Pari Passu Lien Documents as each Grantor has executed and delivered to the Person that serves as the administrative agent, trustee or a similar representative for the holders of such Additional Pari Passu Lien Obligations (such Person being referred to, in such capacity, as the “Additional Authorized Representative”) with respect to such Additional Pari Passu Lien Obligations on the closing date of such Additional Pari Passu Lien Obligations, certified as being true and complete;

(c)       identifying the Person that serves as the Additional Authorized Representative;

(d)       certifying that the incurrence of such Additional Pari Passu Lien Obligations, the creation of the Liens securing such Additional Pari Passu Lien Obligations and the designation of such Additional Pari Passu Lien Obligations as Additional Pari Passu Lien Obligations hereunder do not violate or result in a default under any provision of any Pari Passu Lien Documents in effect at such time;

(e)       certifying that the Additional Pari Passu Lien Documents authorize the Additional Authorized Representative to become a party hereto by executing and delivering an Additional Authorized Representative Joinder Agreement and provide that upon such execution and delivery, such Additional Pari Passu Lien Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and

(f)       attaching a fully completed Additional Authorized Representative Joinder Agreement executed and delivered by the Additional Authorized Representative.

Upon the delivery of such certificate, the related attachments as provided above, and an Opinion of Counsel delivered in accordance with the Indenture with respect to the satisfaction of all conditions precedent to the incurrence of the Additional Pari Passu Lien Obligations, the obligations designated in such notice as Additional Pari Passu Lien Obligations shall become Additional Pari Passu Lien Obligations for all purposes of this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)       if to any Grantor, to

CPI CG Inc.
c/o CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention: John Lowe, Chief Financial Officer
Email: [*****]

With a copy to (same address): Sarah Kilgore, Chief Legal and Compliance Officer
Email: [*****] legalnotice@cpicardgroup.com

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Paul Choi and Lindsey A. Smith

(b)       if to the Collateral Agent, to

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, TX 77046

Attention: A. Hoyos (CPI CG Inc. Administrator)

Email: [*****]

(c)       if to the Initial Additional Authorized Representative, to

[         ]

(d)       if to any other Additional Authorized Representative, to the address set forth in the applicable Additional Authorized Representative Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) calendar days after being deposited in the mail, postage prepaid, if mailed by certified or registered; when receipt is acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

SECTION 7.02. Waivers; Amendment; Joinder Agreements.

(a)       No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)       Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Company, the Notes Collateral Agent and each Authorized Representative then party hereto; provided that no such agreement shall by its terms amend, modify or otherwise affect the rights or obligations of any Grantor without the Company’s prior written consent; provided further that (i) without the consent of any party hereto, (A) this Agreement may be supplemented by an Additional Authorized Representative Joinder Agreement, and an Additional Authorized Representative may become a party hereto, in accordance with Article VI and (B) this Agreement may be supplemented by a Grantor Joinder Agreement, and a Subsidiary may become a party hereto, in accordance with Section 7.13, and (ii) in connection with any Refinancing of Pari Passu Lien Obligations of any Class, or the incurrence of Additional Pari Passu Lien Obligations of any Class, the Notes Collateral Agent and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Secured Party), at the request of any Authorized Representative or the Company, and upon receipt of an Officer’s Certificate and Opinion of Counsel required under the Indenture, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are in form and substance reasonably satisfactory to the Notes Collateral Agent and each such Authorized Representative.

SECTION 7.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third-party beneficiaries of, this Agreement.

SECTION 7.04. Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against the Company or any other Grantor.

SECTION 7.05. Counterparts; Electronic Signatures.

(a)       This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

(b)       Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures in a manner acceptable by all parties hereto, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, Notes Collateral Agent is not under any obligation to agree to accept Electronic Signatures unless expressly agreed to by the Notes Collateral Agent pursuant to reasonable procedures approved by the Notes Collateral Agent.

SECTION 7.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.07. Governing Law. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Submission to Jurisdiction Waivers; Consent to Service of Process.

(a)       Each party hereto hereby irrevocably and unconditionally:

(i)       submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)       consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 7.01 or at such other address of which the Notes Collateral Agent shall have been notified pursuant thereto;

(iv)       agrees that nothing herein shall affect the right of the Notes Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by applicable law or shall limit the right of the Notes Collateral Agent or any other Secured Party to sue in any other jurisdiction; and

(v)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.08 any special, exemplary, punitive or consequential damages.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 7.10. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.11. Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement (including Section 2.05 hereof) and the provisions of any of the Pari Passu Lien Documents, the provisions of this Agreement shall control.

SECTION 7.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties in relation to one another. Except as expressly provided in this Agreement, none of the Company, any other Grantor, any other Subsidiary or any other creditor of any of the foregoing shall have any rights or obligations hereunder, and none of the Company, any other Grantor or any other Subsidiary or any other creditor of any of the foregoing may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the Pari Passu Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 7.13. Additional Grantors. In the event any Subsidiary of the Company shall have granted a Lien on any of its assets to secure any Pari Passu Lien Obligations, the Company shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any such Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 7.14. Integration. This Agreement, together with the other Pari Passu Lien Documents and the ABL/Bond Intercreditor Agreement, represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor or any Secured Party relative to the subject matter hereof not expressly set forth or referred to herein, in the ABL/Bond Intercreditor Agreement or in the other Pari Passu Lien Documents. References herein to the ABL/Bond Intercreditor Agreement refer to such agreement to the extent the same is then in effect. Each Authorized Representative, by its execution and delivery of this Agreement (or the applicable joinder to this Agreement) for itself and its Related Secured Parties, (a) consents to the terms and conditions in the ABL/Bond Intercreditor Agreement, (b) agrees that it will be bound by the ABL/Bond Intercreditor Agreement and (c) authorizes and agrees that (i) the Notes Collateral Agent has entered into the ABL/Bond Intercreditor Agreement as the “Initial Notes Priority Agent” and is the “Designated Notes Priority Agent” thereunder on behalf of such Authorized Representative and its Related Secured Parties, and (ii) in its capacity as “Designated Notes Priority Agent” under the ABL/Bond Intercreditor Agreement, the Notes Collateral Agent may take any and all such action under the ABL/Bond Intercreditor Agreement on behalf of each Authorized Representative and its Related Secured Parties as provided in the ABL/Bond Intercreditor Agreement and Section 2.05 hereof.

SECTION 7.15. Further Assurances. Each Secured Party and each Grantor agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which any Secured Party may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Notes Collateral Agent

by:
Name:
Title:

as Initial Additional Authorized Representative,

by:
Name:
Title:

by:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO,

by:
Name:
Title:

SCHEDULE I to
PARI PASSU INTERCREDITOR AGREEMENT

Grantors

EXHIBIT I to
PARI PASSU INTERCREDITOR AGREEMENT

[FORM OF] ADDITIONAL AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT, dated as of [              ], [         ] (this “Joinder Agreement”), to the PARI PASSU INTERCREDITOR AGREEMENT, dated as of [       ], [         ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among CPI CARD GROUP, INC., a Delaware corporation (“Parent”), CPI CG INC., a Delaware corporation (the “Company”), the other Grantors from time to time party thereto, U.S. BANK NATIONAL ASSOCIATION, as notes collateral agent (in such capacity, the “ Notes Collateral Agent”) for the Indenture Secured Parties, [     ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, the “Initial Additional Authorized Representative”), and each Additional Authorized Representative from time to time party thereto, as the Authorized Representative for any Secured Parties of any other applicable Class.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Company and the other Grantors propose to issue or incur Additional Pari Passu Lien Obligations designated by the Company as such in accordance with Article VI of the Intercreditor Agreement in an Officer’s Certificate delivered concurrently herewith to the Notes Collateral Agent and the Authorized Representatives (the “Additional Pari Passu Lien Obligations”). The Person identified in the signature pages hereto as the “Additional Authorized Representative” (the “Additional Authorized Representative”) will serve as the administrative agent, trustee or a similar representative for the holders of the Additional Pari Passu Lien Obligations (the “Additional Secured Parties”).

The Additional Authorized Representative wishes, in accordance with the provisions of the Intercreditor Agreement, to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional Secured Parties, the rights and obligations of an Additional Authorized Representative and Secured Parties thereunder.

Accordingly, the Additional Authorized Representative, for itself and on behalf of its Related Secured Parties, and the Company agree as follows, for the benefit of the existing Authorized Representatives and the existing Secured Parties:

SECTION 1.01. Accession to the Intercreditor Agreement. The Additional Authorized Representative hereby (a) accedes and becomes a party to the Intercreditor Agreement as an “Additional Authorized Representative”, (b) agrees, for itself and on behalf of the Additional Secured Parties, to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that (i) the Additional Pari Passu Lien Obligations and Liens on any Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified under the Intercreditor Agreement with respect to an Authorized Representative or a Secured Party, and shall be subject to and bound by the provisions of the Intercreditor Agreement. The Intercreditor Agreement is hereby incorporated by reference.

SECTION 1.02. Representations and Warranties of the Additional Authorized Representative. The Additional Authorized Representative represents and warrants to the existing Authorized Representatives and the existing Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as the Additional Authorized Representative, (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (c) the Additional Pari Passu Lien Documents relating to the Additional Pari Passu Lien Obligations provide that, upon the Additional Authorized Representative’s execution and delivery of this Joinder Agreement, (i) the Additional Pari Passu Lien Obligations and Liens on any Collateral securing the same shall be subject to the provisions of the Intercreditor Agreement and (ii) the Additional Authorized Representative and the Additional Secured Parties shall have the rights and obligations specified therefor under, and shall be subject to and bound by the provisions of, the Intercreditor Agreement.

SECTION 1.03. Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third-party beneficiaries of, this Agreement.

SECTION 1.04. Counterparts; Electronic Signatures.

(a)       This Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

(b)       Delivery of an executed counterpart of a signature page of this Joinder Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Joinder Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Joinder Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 1.05. Governing Law. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 1.06. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Authorized Representative shall be given to it at the address set forth under its signature hereto, which information supplements Section 7.01 to the Intercreditor Agreement.

SECTION 1.07. Expenses. The Company agrees to reimburse the Authorized Representatives for their reasonable and documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Authorized Representatives.

SECTION 1.08. Incorporation by Reference. The provisions of Sections 7.04, 7.06, 7.08, 7.09, 7.10, 7.11 and 7.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

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IN WITNESS WHEREOF, the Additional Authorized Representative and the Company have duly executed this Joinder Agreement to the Intercreditor Agreement as of the date first above written.

[ ], AS ADDITIONAL AUTHORIZED REPRESENTATIVE,

by:
Name:
Title:

Address for notices:

attention of:
Facsimile:

by:
Name:
Title:

Acknowledged by:

by:
Name:
Title:

by:
Name:
Title:

[ ], AS THE [INITIAL] ADDITIONAL
AUTHORIZED REPRESENTATIVE,

by:
Name:
Title:

EXHIBIT II to
PARI PASSU INTERCREDITOR AGREEMENT

[FORM OF] GRANTOR JOINDER AGREEMENT, dated as of [      ] (this “Joinder Agreement”), to the PARI PASSU INTERCREDITOR AGREEMENT, dated as of [      ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among CPI CARD GROUP, INC., a Delaware corporation (“Parent”), CPI CG INC., a Delaware corporation (the “Company”), the other Grantors from time to time party thereto, U.S. BANK NATIONAL ASSOCIATION, as notes collateral agent (in such capacity, along with its successors and permitted assigns, the “Notes Collateral Agent”) for the Indenture Secured Parties, [      ], as the Authorized Representative for the Initial Additional Secured Parties (in such capacity, the “Initial Additional Authorized Representative”), and each Additional Authorized Representative from time to time party thereto, as the Authorized Representative for any Secured Parties of any other applicable Class.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

[          ], a [      ] [corporation] and a Subsidiary of the Company (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Pari Passu Lien Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

The Additional Grantor wishes to become a party to the Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Authorized Representatives and the Secured Parties:

SECTION 1.01. Accession to the Intercreditor Agreement. The Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a Grantor, and shall be subject to and bound by the provisions of the Intercreditor Agreement.

SECTION 1.02. Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Authorized Representatives and the Secured Parties that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03. Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Secured Parties, all of whom are intended to be third-party beneficiaries of this Agreement.

SECTION 1.04. Counterparts; Electronic Signatures.

(a)       This Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

(b)       Delivery of an executed counterpart of a signature page of this Joinder Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Joinder Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Joinder Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 1.05. Governing Law. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 1.06. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Intercreditor Agreement.

SECTION 1.07. Expenses. The Grantor agrees to reimburse the Additional Authorized Representatives for their reasonable and documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Notes Collateral Agent and any of the Authorized Representatives.

SECTION 1.08. Incorporation by Reference. The provisions of Sections 7.04, 7.06, 7.08, 7.09, 7.10, 7.11 and 7.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

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IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the date first above written.

[NAME OF SUBSIDIARY],

by:
Name:
Title: